UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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National Research Corporation
(Name of Registrant as Specified In Its Charter)

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National Research Corporation

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 9, 2013

To the Shareholders of
National Research Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of National Research Corporation will be held on Thursday, May 9, 2013, at 9:00 A.M., local time, at our corporate offices located at 1245 Q Street, Lincoln, Nebraska 68508, for the following purposes:

1.     To elect one director to hold office until the 2016 annual meeting of shareholders and until his successor is duly elected and qualified.

2.     To approve an amendment and restatement of National Research Corporation’s Articles of Incorporation which would:

A.     Increase the authorized number of shares of all classes of capital stock from 22,000,000 to 142,000,000, consisting of: (i) 60,000,000 shares of a new class of common stock, to be designated as Class A Common Stock; (ii) 80,000,000 shares of a new class of common stock, to be designated as Class B Common Stock; and (iii) 2,000,000 shares of preferred stock; and establish the powers, rights, preferences and privileges of, and the restrictions on, the Class A Common Stock and the Class B Common Stock; and

B.      Reclassify each share of National Research Corporation’s current common stock as one-half (1/2) of one share of Class B Common Stock.

3.     To conduct an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement.

4.     To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Each of the two sub-proposals comprising Proposal 2 is an element of a proposed recapitalization plan.  Accordingly, each of these sub-proposals is conditioned upon the approval by the shareholders of the other sub-proposal and the entire Proposal 2 will fail if the shareholders do not approve any such individual sub-proposal.

The close of business on March 13, 2013, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

A proxy for the meeting and a proxy statement are enclosed herewith.

By Order of the Board of Directors
NATIONAL RESEARCH CORPORATION

Kevin R. Karas
Secretary
Lincoln, Nebraska
April 10, 2013

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 9, 2013.  The National Research Corporation proxy statement for the 2013 Annual Meeting of Shareholders and the 2012 Annual Report to Shareholders are available at http://www.rdgir.com/national-research-corporation.

YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.  TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

National Research Corporation
1245 Q Street
Lincoln, Nebraska 68508

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 9, 2013

This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of National Research Corporation (the “Company”) beginning on or about April 10, 2013, in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held on Thursday, May 9, 2013, at 9:00 A.M., local time, at the Company’s corporate offices located at 1245 Q Street, Lincoln, Nebraska 68508, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

Execution of a proxy given in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person.  Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy.  Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing or in open meeting.

A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein.  The shares represented by executed but unmarked proxies will be voted as follows:

•	FOR the person nominated for election as a director referred to herein;

•	FOR each of the sub-proposals comprising the proposal to approve an amendment and restatement of the Company’s current articles of incorporation;

•
FOR the advisory vote to approve the compensation of the individuals named in the Summary Compensation Table set forth below in this proxy statement (such group of individuals are sometimes referred to as our named executive officers); and

•	On such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy.

Other than the election of one director, the proposal to approve an amendment and restatement of the Company’s articles of incorporation and the advisory vote to approve the compensation of our named executive officers, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

Only holders of record of the Company’s common stock, par value $0.001 per share, at the close of business on March 13, 2013 (the “Record Date”), are entitled to vote at the Annual Meeting.  On that date, the Company had outstanding and entitled to vote 6,910,928 shares of common stock, each of which is entitled to one vote per share.  A majority of such issued and outstanding shares of common stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting in order to hold the Annual Meeting and conduct business.  Abstentions and broker non-votes will be counted as present in determining whether there is a quorum.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s By-laws provide that the directors shall be divided into three classes, with staggered terms of three years each.  At the Annual Meeting, the shareholders will elect one director to hold office until the 2016 annual meeting of shareholders and until his successor is duly elected and qualified.  Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as a director of the person named as a nominee herein.  The Board has no reason to believe that the listed nominee will be unable or unwilling to serve as a director if elected.  However, in the event that such nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board.  The director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present).  Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the director.  Votes will be tabulated by an inspector of elections appointed by the Board.

The following sets forth certain information, as of March 13, 2013, about the Board’s nominee for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

Nominee for Election at the Annual Meeting

Term expiring at the 2016 Annual Meeting

Gail L. Warden, 74, has served as a director of the Company since January 2005.  Mr. Warden is currently President Emeritus of Detroit-based Henry Ford Health System, where he served as President and Chief Executive Officer from 1988 until 2003.  Prior to this role, Mr. Warden served as President and Chief Executive Officer of Group Health Cooperative of Puget Sound, as well as Executive Vice President of the American Hospital Association.  Mr. Warden serves as Chairman to several national healthcare committees and as a board member to many other healthcare related committees and institutions.  Mr. Warden’s extensive experience in the healthcare industry and the many leadership roles he has held with healthcare enterprises, including serving as the president and chief executive officer of a large integrated health system for 15 years, and industry organizations led to the conclusion that he should serve as a director of the Company.

THE BOARD RECOMMENDS THE FOREGOING NOMINEE FOR ELECTION AS A DIRECTOR AND URGES EACH SHAREHOLDER TO VOTE “FOR” SUCH NOMINEE.  SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” SUCH NOMINEE.

Directors Continuing in Office

Terms expiring at the 2014 Annual Meeting

JoAnn M. Martin, 58, has served as a director of the Company since June 2001.  Ms. Martin was elected President and Chief Executive Officer of Ameritas Life Insurance Corp., an insurance and financial services company, in July 2005.  From April 2003 to July 2005, she served Ameritas Life Insurance Corp. as President and Chief Operating Officer.  Prior thereto, Ms. Martin served as Senior Vice President and Chief Financial Officer of Ameritas for more than the last five years.  In April 2009, Ms. Martin was elected President and Chief Executive Officer of Ameritas Holding Company and Ameritas Mutual Holding Company (previously named UNIFI Mutual Holding Company), where she had served as Executive Vice President and Chief Financial Officer for more than the last five years.  Ms. Martin has served as an officer of Ameritas and/or its affiliates since 1988.  Ms. Martin also serves as a director of Ameritas Life Insurance Corp. Separate Account LLVL (since 2003), Ameritas Life Insurance Corp. Separate Account LLVA (since 2003), Calvert Asset Management Company (since 2007), Union Central Life Insurance Company Separate Accounts (since 2008) and the Omaha Branch of the Federal Reserve Bank of Kansas City.  Ms. Martin’s financial background as a former certified public accountant and as the former Chief Financial Officer and current President and Chief Executive Officer of a mutual insurance holding company, as well as her leadership experiences as a director of the Omaha Branch of the Federal Reserve Bank of Kansas City and other organizations, led to the conclusion that she should serve as a director of the Company.

Paul C. Schorr, III, 76, has served as a director of the Company since February 1998.  Mr. Schorr has been the President and Chief Executive Officer of ComCor Holding Inc., an electrical contractor specializing in construction consulting services, since 1987.  Mr. Schorr also served as a director of Ameritas Life Insurance Corp. until 2009 and Western Sizzlin Corp. until 2006.  Mr. Schorr’s background as an owner and manager of what the Company believes is one of the largest electrical contractors in the United States and his experiences as a director of several other entities led to the conclusion that he should serve as a director of the Company.

Terms expiring at the 2015 Annual Meeting

Michael D. Hays, 58, has served as Chief Executive Officer and a director since he founded the Company in 1981.  He also served as President of the Company from 1981 to 2004 and from July 2008 to July 2011.  Prior to founding the Company, Mr. Hays served for seven years as a Vice President and a director of SRI Research Center, Inc. (n/k/a the Gallup Organization).  Mr. Hays’ background as founder of the Company, and his long and successful tenure as Chief Executive Officer and a director, led to the conclusion that he should serve as a director of the Company.

John N. Nunnelly, 60, has served as a director of the Company since December 1997. Mr. Nunnelly is a retired Group President from McKesson Corporation, a leader in pharmaceutical distribution and healthcare information technology.  During his 28 year career at McKesson, Mr. Nunnelly served in a variety of other positions including, Vice President of Strategic Planning and Business Development, Vice President and General Manager of the Amherst Product Group and Vice President of Sales-Decision Support.  These responsibilities included leading several business units, including one with over $360 million in annual revenue.  In addition, he was involved in managing a number of mergers and acquisitions.  Mr. Nunnelly also serves as an adjunct professor at the University of Massachusetts, School of Nursing, advising students and faculty on matters pertaining to healthcare information technology.  These experiences and Mr. Nunnelly’s expertise as a professional and educator in the field of healthcare information technology led to the conclusion that he should serve as a director of the Company.

CORPORATE GOVERNANCE

Independent Directors and Annual Meeting Attendance

Of the five directors currently serving on the Board, the Board has determined that JoAnn M. Martin, John N. Nunnelly, Paul C. Schorr III and Gail L. Warden are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market.

Directors are expected to attend the Company’s annual meeting of shareholders each year.  Each of the directors attended the Company’s 2012 annual meeting of shareholders.

Currently, the Company does not have a chairman and the Board does not have a policy on whether the roles of chief executive officer and chairman should be separate.  The Board has, however, designated a lead director since 2007, with Ms. Martin serving as the lead director from 2007 until May 2012 and Mr. Nunnelly serving as the lead director since May 2012.  The Board believes its current leadership structure is appropriate at this time since it establishes the Company’s chief executive officer as the primary executive leader with one vision and eliminates ambiguity as to who has primary responsibility for the Company’s performance.

The lead director is an independent director who is appointed by the independent directors and who works closely with the chief executive officer.  In addition to serving as the principal liaison between the independent directors and the chief executive officer in matters relating to the Board as a whole, the primary responsibilities of the lead director are as follows:

●
Preside at all meetings of the Board at which the chief executive officer is not present, including any executive sessions of the independent directors, and establish agendas for such executive sessions in consultation with the other directors and the chief executive officer;

●
Advise the chief executive officer as to the quality, quantity, and timeliness of the flow of information from management that is necessary for the independent directors to effectively perform their duties;

●	Have the authority to call meetings of the independent directors as appropriate; and

●	Be available to act as the spokesperson for the Company if the chief executive officer is unable to act as the spokesperson.

Committees

The Board held four meetings in 2012.  During 2012, each of the directors attended all of the meetings of the Board and all of the meetings held by all committees of the Board on which such director served during 2012.

The Board has a standing Audit Committee, Compensation Committee, Nominating Committee and Strategic Planning Committee.  Each of these committees has the responsibilities set forth in formal written charters adopted by the Board.  The Company makes available copies of each of these charters free of charge on its website located at www.nationalresearch.com. Other than the text of the charters, the Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this proxy statement.

The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; the Company’s accounting and financial reporting processes; and the audits of the financial statements of the Company.  The Audit Committee presently consists of Paul C. Schorr III (Chairperson), JoAnn M. Martin, John N. Nunnelly and Gail L. Warden, each of whom meets the independence standards of the NASDAQ Stock Market and the Securities and Exchange Commission for audit committee members.  The Board has determined that JoAnn M. Martin qualifies as an “audit committee financial expert,” as that term is defined by the Securities and Exchange Commission, because she has the requisite attributes through, among other things, education and experience as a president, chief financial officer and certified public accountant.  The Audit Committee held six meetings in 2012.

The Compensation Committee determines compensation programs for the Company’s executive officers, reviews management’s recommendations as to the compensation to be paid to other key personnel and administers the Company’s equity-based compensation plans.  John N. Nunnelly (Chairperson), JoAnn M. Martin, Paul C. Schorr III and Gail L. Warden are the current members of the Compensation Committee.  The Compensation Committee held four meetings in 2012.  In 2011, management of the Company engaged Buck Consultants, a nationally recognized compensation consultant, to assist the Company in its review of its compensation and benefits programs, including the competitiveness of pay levels, executive compensation design issues, market trends and technical considerations.

The Nominating Committee presently consists of JoAnn M. Martin (Chairperson), John N. Nunnelly, Paul C. Schorr III and Gail L. Warden, each of whom meets the independence standards of The NASDAQ Stock Market for nominating committee members.  The Nominating Committee’s primary functions are to:  (1) recommend persons to be selected by the Board as nominees for election as directors and (2) recommend persons to be elected to fill any vacancies on the Board.  The Nominating Committee held no meetings in 2012.

The Strategic Planning Committee assists the Board in reviewing and, as necessary, altering, the Company’s strategic plan, reviewing industry trends and their effects, if any, on the Company and assessing the Company’s products, services and offerings and the viability of such portfolio in meeting the needs of the markets that the Company serves.  John N. Nunnelly (Chairperson), Paul C. Schorr III and Gail L. Warden are the current members of the Strategic Planning Committee.  The Strategic Planning Committee held two meetings in 2012.

Board Oversight of Risk

The full Board is responsible for the oversight of the Company’s operational and strategic risk management process.  The Board relies on its Audit Committee to address significant financial risk exposures facing the Company and the steps management has taken to monitor, control and report such exposures, with appropriate reporting of these risks to be made to the full Board.  The Board relies on its Compensation Committee to address significant risk exposures facing the Company with respect to compensation, with appropriate reporting of these risks to be made to the full Board.  The Board’s role in the Company’s risk oversight has not affected the Board’s leadership structure.

Nominations of Directors

The Nominating Committee will consider persons recommended by shareholders to become nominees for election as directors.  Recommendations for consideration by the Nominating Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee.  The Company’s By-laws also set forth certain requirements for shareholders wishing to nominate director candidates directly for consideration by the shareholders.  With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give notice of an intent to make such a nomination to the Secretary of the Company not less than 60 days or more than 90 days prior to the second Wednesday in the month of April.

In identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to the Company.  The Nominating Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee.  In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge.  In addition, the Board and the Nominating Committee believe that the following specific qualities and skills are necessary for all directors to possess:

•	A director must display high personal and professional ethics, integrity and values.

•	A director must have the ability to exercise sound business judgment.

•
A director must be accomplished in his or her respective field, with broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	A director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience.

•	A director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value.

•	A director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company’s business.

The Board also believes the following qualities or skills are necessary for one or more directors to possess:

•
At least one independent director must have the requisite experience and expertise to be designated as an “audit committee financial expert,” as defined by applicable rules of the Securities and Exchange Commission, and have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, as required by the rules of NASDAQ.

•
One or more of the directors generally must be active or former executive officers of public or private companies or leaders of major complex organizations, including commercial, scientific, government, educational and other similar institutions.

As noted above, in identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that, among other things, the Board is comprised of directors who have broad and diverse backgrounds, because the Board believes that directors should be selected so that the Board is a diverse body. The Nominating Committee implements this policy by considering how potential directors’ backgrounds would contribute to the diversity of the Board.

Transactions with Related Persons

Except as otherwise disclosed in this section, we had no related person transactions during 2012, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest.  Our Board has adopted policies and procedures regarding related person transactions.  For purposes of these policies and procedures:

•	A “related person” means any of our directors, executive officers, nominees for director, any holder of 5% or more of the common stock or any of their immediate family members; and

•
A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee.  Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction.  The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to our best interests.  Any related person transaction must be disclosed to the full Board.

Ms. Martin serves as President and Chief Executive Officer of Ameritas Life Insurance Corp.  In connection with the Company’s regular assessment of its insurance-based associate benefits and the costs associated therewith conducted by an independent insurance broker, in 2007 the Company began purchasing dental insurance for certain of its associates from Ameritas Life Insurance Corp. and, in 2009, the Company also began purchasing vision insurance for certain of its associates from Ameritas Life Insurance Corp.  The total value of these purchases, which were conducted in arms’ length transactions and approved by the Audit Committee pursuant to our related person transaction policies and procedures, was $199,000 in 2012 and $166,000 in 2011.

Mr. Hays is a director and owner of 14% of the equity interests of Nebraska Global Investment Company LLC.  In 2012, the Company purchased certain technology consulting and software development services from Nebraska Global Investment Company LLC.  The total value of these purchases, which were conducted in arms’ length transactions and approved by the Audit Committee pursuant to our related person transaction policies and procedures, was $55,000.

Communications with the Board of Directors

Shareholders may communicate with the Board by writing to National Research Corporation, Board of Directors (or, at the shareholder’s option, to a specific director), c/o Kevin R. Karas, Secretary, 1245 Q Street, Lincoln, Nebraska 68508.  The Secretary will ensure that the communication is delivered to the Board or the specified director, as the case may be.

2012 DIRECTOR COMPENSATION

Directors who are executive officers of the Company receive no compensation for service as members of either the Board or committees thereof.  Based on, among other things, a 2010 director competitive compensation assessment for the Company by Presidio Pay Advisors, Inc., the recommendations of Presidio Pay Advisors and management, and a review of best practices in this area, directors who are not executive officers of the Company are compensated as follows:  an annual retainer of $50,000 for the lead director and $25,000 for each other director, a fee of $1,000 for each Board meeting attended, a fee of $1,000 for each Audit Committee meeting attended ($1,500 per meeting for the chairperson of the Audit Committee) and a fee of $750 for each Compensation Committee, Nominating Committee and/or Strategic Planning Committee meeting attended ($1,000 per meeting for the chairperson of each such committee).  Directors are also reimbursed for out-of-pocket expenses associated with attending meetings of the Board and committees thereof.  Ms. Martin served as the Company’s lead director from 2007 to May 2012 and Mr. Nunnelly has served as the Company’s lead director since May 2012.

Pursuant to the 2004 Director Plan, each director who is not an associate (i.e., employee) of the Company also receives an annual grant of an option to purchase 12,000 shares of our common stock on the date of each annual meeting of shareholders.  The options have an exercise price equal to the fair market value of the common stock on the date of grant and vest one year after the grant date.

The following table sets forth information regarding the compensation received by each of the Company’s directors during 2012:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total

JoAnn M. Martin	$41,611	$117,120	$158,731

John N. Nunnelly	$56,972	$117,120	$174,092

Paul C. Schorr III	$42,500	$117,120	$159,620

Gail L. Warden	$39,500	$117,120	$156,620
_______________________
(1)
Represents the aggregate grant date fair value of option awards granted during the year, computed in accordance with FASB ASC Topic 718.  See Note 7 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the years ended December 31, 2012, December 31, 2011, and December 31, 2010, for a discussion of assumptions made in the valuation of share-based compensation.   As of December 31, 2012, the outstanding option awards for each director were as follows:  Ms. Martin – 28,600; Mr. Nunnelly – 72,000; Mr. Schorr – 12,000; Mr. Warden – 72,000.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, the Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; the Company’s accounting and financial reporting processes; and the audits of the financial statements of the Company.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2012 Annual Report on Form 10-K with the Company’s management and independent registered public accounting firm.  Management is responsible for the financial statements and the reporting process, including the system of internal controls.  The independent registered public accounting firm is responsible for expressing an opinion on the audited financial statements in conformity with U.S. generally accepted accounting principles and assessing the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board, as amended.  In addition, the Company’s independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.  The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis.  The Audit Committee has considered whether the provision of the services relating to the Audit-Related Fees, Tax Fees and All Other Fees set forth in “Miscellaneous – Independent Registered Public Accounting Firm” was compatible with maintaining the independence of the independent registered public accounting firm and determined that such services did not adversely affect the independence of the firm.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE

Paul C. Schorr III, Chairperson
JoAnn M. Martin
John N. Nunnelly
Gail L. Warden

PRINCIPAL SHAREHOLDERS

Management and Directors

The following table sets forth certain information regarding the beneficial ownership of common stock as of the Record Date (i.e., March 13, 2013) by: (1) each director and director nominee; (2) each of the executive officers named in the Summary Compensation Table; and (3) all of the current directors, director nominee and executive officers as a group.  Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned.  As of the Record Date, there were 6,910,928 shares of common stock outstanding.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
Michael D. Hays(1)	3,785,433 (2)(3)	54.4%

Susan L. Henricks	7,823	*

Kevin R. Karas	6,964	*

JoAnn M. Martin	84,016 (3)	1.2%

John N. Nunnelly	79,800 (3)	1.1%

Paul C. Schorr III	35,993 (3)	*

Gail L. Warden	85,898 (3)	1.2%

All current directors, nominees and executive officers as a group (seven persons)	4,085,927 (3)	57.2%
_______________________
* Denotes less than 1%.

(1)	The address of Mr. Hays is 1245 Q Street, Lincoln, Nebraska 68508.
(2)
Includes 1,600,000 shares pledged as security and 125,275 shares held by Mr. Hays’ wife.  Mr. Hays disclaims beneficial ownership of the shares held by his wife.  Does not include 250,000 shares transferred to the Trusts created under the Michael D. Hays 2013 Two-Year GRAT Agreement and the Karen S. Hays 2013 Two-Year GRAT Agreement, all or a portion of which will be returned to Mr. Hays and/or his wife over the next two years.

(3)
Includes shares of common stock that may be purchased under stock options which are currently exercisable or exercisable within 60 days of March 13, 2013, as follows:  Mr. Hays, 44,943 shares; Ms. Martin, 28,600 shares; Mr. Nunnelly, 72,000 shares; Mr. Schorr, 12,000 shares; Mr. Warden, 72,000 shares; and all current directors, nominees and executive officers as a group, 229,543 shares.

Other Beneficial Owners

The Company knows of no other persons who beneficially own more than 5% of the outstanding common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any owner of greater than 10% of the Company’s Common Stock to file reports with the Securities and Exchange Commission concerning their ownership of the Company’s Common Stock.  Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that, during the fiscal year ended December 31, 2012, all of its directors and executive officers and owners of greater than 10% of the Company’s Common Stock complied with the Section 16(a) filing requirements, except that: (i) a form on behalf of Mr. Hays and Mr. Karas reporting transactions relating to the grant of certain option awards was not timely filed; (ii) a form on behalf of Ms. Henricks reporting a transaction relating to the grant of certain restricted stock awards was not timely filed; and (iii) a form on behalf of Mr. Hays reporting a transaction relating to the substitution of certain property within certain grantor retained annuity trust agreements was not timely filed.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis relates to the compensation of the individuals named in the Summary Compensation Table, a group we refer to as our “named executive officers.”  In this discussion, the terms “we,” “our,” “us” or similar terms refer to the Company.

Overview of Executive Compensation Philosophy

We recognize the importance of maintaining sound principles for the development and administration of our executive compensation and benefit programs.  Specifically, we design our executive compensation and benefit programs to advance the following core principles:

•	We strive to compensate our executive officers at competitive levels to ensure that we attract and retain a highly competent, committed management team.

•	We provide our executive officers with the opportunity to earn competitive pay as measured against comparable companies.

•	We link our executive officers’ compensation, particularly annual cash bonuses, to established Company financial performance goals.

We believe that a focus on these principles will benefit us and, ultimately, our shareholders in the long term by ensuring that we can attract and retain highly-qualified executive officers who are committed to our long-term success.

Role of the Compensation Committee

The Board appoints the Compensation Committee, which consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of the Securities Exchange Act of 1934.  The following individuals are members of the Compensation Committee:

•	John N. Nunnelly (Chairperson)

•	JoAnn M. Martin

•	Paul C. Schorr III

•	Gail L. Warden

The Compensation Committee determines compensation programs for our executive officers, reviews management’s recommendations as to the compensation to be paid to other key personnel and administers our equity-based compensation plans.  Periodically, the Compensation Committee reviews and determines our compensation and benefit programs, with the objective of ensuring the executive compensation and benefits programs are consistent with our compensation philosophy.  At the time of such reviews, our management has engaged a nationally recognized compensation consultant.

At the time the Compensation Committee determined compensation for 2012, our most recent review of our compensation and benefit programs had been conducted in October 2011, after compensation for 2011 had been determined.  For our review in 2011, our management engaged Buck Consultants, a nationally recognized compensation consultant.  Our management instructed Buck Consultants to conduct a comprehensive review of our total compensation program for our named executive officers, benchmarking the base salary, target annual cash incentive compensation, total cash compensation and total direct compensation that we offer our named executive officers.  Buck Consultants worked with our management to update the group of companies that we had used during the previous major review of our compensation and benefit programs in 2007 to ensure that the companies included in the group in 2011 were of comparable size, scope and complexity to our company and had similar strategies as a means of ensuring that the executives at the comparison companies possessed competencies, experience and skills that matched our business strategy.  Annual revenues of the comparison companies ranged from approximately $28.2 million to approximately $290.3 million, with median revenues of approximately $114.4 million.

The companies selected for our review of compensation in 2011 were the following:

●	A.D.A.M, Inc.	●	Athenahealth, Inc.

●	The Advisory Board Company	●	Computer Programs & Systems, Inc.

●	Forrester Research, Inc.	●	Health Grades, Inc.

●	Franklin Covey Co.	●	Healthstream, Inc.

●	Hooper Holmes, Inc.	●	Keynote Systems, Inc.

●	Landauer, Inc.	●	The Management Network Group, Inc.

●	Mattersight Corp.	●	Medidata Solutions, Inc.

●	Mediware Information Systems, Inc.	●	Merge Healthcare, Inc.

●	Phase Forward, Inc.	●	Rainmaker Systems, Inc.

●	Vital Images, Inc.

We refer to these companies as “comparable companies.”  In determining compensation levels for our named executive officers in 2012, our Compensation Committee reviewed the comparable company data to the extent the data reflected positions similar to those held by our named executive officers.  Our Compensation Committee considered these data and other information provided by Buck Consultants to assess our competitive position with respect to the following components of compensation:

•	Base salary;

•	Annual cash incentive compensation; and

•	Long-term equity incentive compensation.

The Compensation Committee did not engage Buck Consultants or any other compensation consultant to provide concerning executive officer or director compensation during 2012.

One objective of the Compensation Committee in setting compensation for our executive officers other than our Chief Executive Officer is to establish base salary at a competitive level compared with comparable companies to attract and retain highly-qualified individuals.  The Compensation Committee’s considerations in setting our Chief Executive Officer’s base salary are described below.  For our executive officers other than our Chief Executive Officer, we consider base salary to be at a “competitive level” if it is within 20% above or below the median level paid by comparable companies to similarly situated executives.  However, the Compensation Committee may pay base salaries that are more than 20% above or below the median level paid by comparable companies based on its evaluation of individual factors relative to a named executive officer.  The Compensation Committee also considers individual performance, level of responsibility, skills and experience, and internal comparisons among executive officers in determining base salary levels.  Based on comparable company information and these other considerations, the Compensation Committee resets executive salary levels at the time of each significant compensation review, which levels are then generally adjusted only to reflect changes in responsibilities or comparable company data.

The Compensation Committee administers our annual cash incentive program and long-term equity incentive plans, and approves all awards made under the program and plans.  For annual and long-term incentives, the Compensation Committee considers internal comparisons and other existing compensation awards or arrangements in making compensation decisions and recommendations.  In its decision-making process, the Compensation Committee receives and considers the recommendations of our Chief Executive Officer as to executive compensation programs for all of the other officers.  In its decision-making process for the long-term incentives for our executive officers, the Compensation Committee considers relevant factors, including our performance and relative shareholder return and the awards given to the executive officer in past years.  The Compensation Committee makes its decisions regarding general program adjustments to future base salaries, annual incentives and long-term incentives concurrently with its assessment of the executive officers’ performance.  Adjustments generally become effective in January of each year.

In fulfilling its objectives as described above, the Compensation Committee took the following steps in determining 2012 compensation levels for our named executive officers:

•	Referred to the comparative company data provided in 2011 by Buck Consultants;

•	Reviewed the performance of our Chief Executive Officer and determined his total compensation;

•	Reviewed the performance of our other executive officer and other key associates (i.e., employees) with assistance from our Chief Executive Officer; and

•
Determined total compensation for our named executive officers based on the 2011 compensation review, recommendations by our Chief Executive Officer (as to the other officers) and changes in officer responsibilities.

2012 Say on Pay Vote

In May 2012 (after the 2012 executive compensation actions described in this Compensation Discussion and Analysis had taken place), we held our annual advisory shareholder vote on the compensation of our named executive officers at our annual shareholders’ meeting, and, consistent with the recommendation of the Board, our shareholders approved our executive compensation, with more than 99% of votes cast in favor.  Consistent with this strong vote of shareholder approval, we have not undertaken any material changes to our executive compensation programs in response to the outcome of the vote.

Total Compensation

We intend to continue our strategy of compensating our executive officers at competitive levels through programs that emphasize performance-based incentive compensation in the form of cash and equity-based awards.  To that end, we have structured total executive compensation to ensure that there is an appropriate balance between a focus on our long-term versus short-term performance.  We believe that the total compensation paid or awarded to the executive officers during 2012 was consistent with our financial performance and the individual performance of each of our executive officers.  We also believe that this total compensation was reasonable in its totality and is consistent with our compensation philosophies described above.

CEO Compensation

The Compensation Committee reviews annually the salary and total compensation levels of Michael D. Hays, our Chief Executive Officer.  Based on the comparative company data that Buck Consultants provided as part of our compensation review completed in 2011, Mr. Hays’ salary and overall compensation are significantly below the median level paid to chief executive officers of comparable companies.  Due to Mr. Hays’ large holding of our stock and his desire to materially align his compensation with the interests of our other shareholders, he requested that his base salary and targeted overall compensation remain unchanged.  The Compensation Committee has not proposed an increase in his salary or overall compensation since 2005.

Elements of Compensation

Base Salary

The objective of the Compensation Committee is to establish base salary at a competitive level compared with comparable companies, with the exception of Mr. Hays’ salary, as noted above, and the salary of Ms. Henricks, whom the Compensation Committee paid at a level more than 20% above the median level of the comparable companies based on its subjective judgment of the value of Ms. Henricks’ contributions to our company and the compensation level necessary to retain her.  Within the framework of offering competitive base salaries, we attempt to minimize base salary increases in order to limit our exposure if we do not meet our objectives for financial growth under our incentive compensation program.  Based on comparable company information and the other factors noted above, the Compensation Committee resets executive salary levels at the time of each significant compensation review, which are then generally adjusted only to reflect changes in responsibilities.  For 2012, the annual base salaries of our named executive officers did not change from 2011.  Base salaries paid to our named executive officers in 2012 represented the following percentages of their total compensation (as calculated for purposes of the Summary Compensation Table).

Base Salary as a Percentage of Total Compensation

Michael D. Hays	42%

Kevin R. Karas	42%

Susan L. Henricks	32%

Annual Cash Incentive

Our executive officers are eligible for annual cash incentive awards under our incentive compensation program.  Please note that, while we may refer to annual cash incentive awards as bonuses in this discussion, the award amounts are reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation” pursuant to the Securities and Exchange Commission’s regulations.

We intend for our incentive compensation program to provide an incentive to meet and exceed our financial goals, and to promote a superior level of performance.  Within the overall context of our pay philosophy and culture, the program:

•	Provides competitive levels of total cash compensation;

•	Aligns pay with organizational performance;

•	Focuses executive attention on key business metrics; and

•	Provides a significant incentive for achieving and exceeding performance goals.

Under our incentive compensation program, the Compensation Committee establishes performance measures for our named executive officers at the beginning of each year.  For 2012, the Compensation Committee used our overall revenue and net income as performance measures because the Compensation Committee believes these are key measures of our ability to deliver value to our shareholders for which our named executive officers have primary responsibility.  The Compensation Committee weighted the two performance measures equally in determining bonus payouts.  The Compensation Committee structured the incentive compensation program so that our named executive officers would receive a bonus based on the percentage of growth in overall revenue and net income in 2012 over 2011, starting from “dollar one” of such growth.  Consistent with past years, the Compensation Committee structured the incentive compensation program for our named executive officers to require performance representing growth in revenue or net income for any payout to be received.

The Compensation Committee structured the incentive compensation program to permit payouts to be earned for any growth in revenue and net income because it believed that providing an incentive to achieve growth in these measures would provide an effective incentive to the executive officers in 2012.  The Compensation Committee determined that the bonuses under the incentive compensation program would be equal to the following (subject to a maximum of 200% of base salary): the product of the executive officer’s base salary (i) multiplied by the sum of the percentage year over year increase, if any, in overall revenue plus the percentage year over year increase, if any, in overall net income (ii) multiplied by 2.5.

In determining the potential bonus amounts for our named executive officers described above, the Compensation Committee considered the comparative company data and Buck Consultant’s recommendations resulting from the 2011 compensation review, and concluded that that payouts determined by these formulas were likely to produce results consistent with our past practice of setting annual target payouts at 50% of base salary, and would continue to provide competitive compensation consistent with our goals for annual incentive awards.

The following table shows amounts actually earned by our named executive officers for 2012, along with the percentages of their total compensation (as calculated for purposes of the Summary Compensation Table) that these amounts represent.

Name	2012 Actual Bonus Percentage of Total Compensation	2012 Actual Bonus Amount
Michael D. Hays	46%	$141,541

Kevin R. Karas	46%	$249,975

Susan L. Henricks	36%	$333,300

Long-Term Equity Incentive

The general purpose of our current equity-based plans is to promote the achievement of our long-range strategic goals and enhance shareholder value. To provide an additional performance incentive for our executive officers and other key management personnel, our executive compensation package includes annual grants of stock options.  We also award restricted stock grants to newly hired or promoted executive officers during their first year of participation in our equity incentive program to provide greater alignment between the officers’ interests and those of our shareholders, and to assist in retention.  Options to purchase shares of common stock are typically granted with a per-share exercise price of 100% of the fair market value of a share of our common stock on the date of grant.  The value of the option will be dependent on the future market value of the common stock, which we believe helps to align the economic interests of our key management personnel with the interests of our shareholders.  To encourage our key management personnel to continue in employment with us, when we grant restricted stock under the 2006 Equity Incentive Plan to executive officers, we generally impose a five-year restriction period on the grant.

In determining equity incentive awards for 2012, the Compensation Committee considered the comparative company data and Buck Consultant’s recommendations resulting from the 2011 compensation review, and concluded that our practice of setting annual target equity awards for our executive officers at 50% of their respective then-current base salaries continues to provide competitive compensation consistent with our goals for equity awards.  The Compensation Committee generally grants options to purchase shares of our common stock effective on a date in the first week of January.  Accordingly, on January 5, 2012, the Compensation Committee granted options to each of our named executive officers other than Ms. Hendricks approximately equal in value to 50% of their respective then-current base salaries.  To determine the number of options equal to 50% of an executive officer’s base salary, the Compensation Committee divided the annual target equity award amount by the closing price per share of our common stock on the date of grant, and multiplied the resulting quotient by three. The number of options granted to our named executive officers is shown in the Grants of Plan-Based Awards Table.

The Compensation Committee also approved a grant of restricted stock on January 5, 2012 to Ms. Henricks, who joined our company as our President and Chief Operating Officer in 2011.  The grant had a value approximately equal to 100% of her base salary, and the shares were granted with a five-year time-vesting schedule.  The Compensation Committee approved the grant to Ms. Hendricks as a one-time inducement award consistent with our practice of awarding restricted stock grants to newly hired or promoted executive officers during their first year of participation in our equity incentive program to provide greater alignment between the officers’ interests and those of our shareholders and to assist in retention.  The amount of the grant was based on the recommendation of our Chief Executive Officer and the collective experience and judgment of the Compensation Committee members.

Our Compensation Committee may condition awards on the achievement of various performance goals, including the following:

●	Return on equity;	●	Pre-tax profits;

●	Return on investment;	●	Net earnings;

●	Return on net assets;	●	Net earnings per share;

●	Shareholder value added;	●	Working capital as a percent of net cash provided by operating activities;

●	Earnings from operations;	●	Market price for our common stock; and

		●	Total shareholder return.

In conjunction with selecting the applicable performance goal or goals, the Compensation Committee will also fix the relevant performance level or levels (e.g., a 15% return on equity) that must be achieved with respect to the goal or goals in order for key associates to earn performance shares.  For 2012, no awards were conditioned on such performance goals.

Other Benefits

To assist our associates in preparing financially for retirement, we maintain a 401(k) plan for all associates over 21 years of age, including our executive officers.  Pursuant to the 401(k) plan, we match 25% of the first 6% of compensation contributed by our associates up to allowable Internal Revenue Service limitations.  We also maintain group life, health, dental and vision insurance programs for all of our salaried employees, and our named executive officers are eligible to participate in these programs on the same basis as all other eligible employees.

Agreements with Officers

We do not have employment, retention, severance, change of control or similar agreements with any of our executive officers.  While we enter into award agreements with our executive officers and other participants under our long-term equity award plans, these agreements and plans do not provide for acceleration of vesting or other benefits upon a change of control or termination.

2012 SUMMARY COMPENSATION TABLE

Set forth below is information regarding compensation earned by or paid or awarded to the following executive officers:  Michael D. Hays, our Chief Executive Officer; Kevin R. Karas, our Senior Vice President Finance, Chief Financial Officer, Treasurer and Secretary since September 1, 2011; and Susan L. Henricks, our President and Chief Operating Officer since July 2011.  We had no other executive officers, as defined in Rule 3b-7 of the Securities Exchange Act of 1934, whose total compensation exceeded $100,000 during 2012.  The identification of such named executive officers is determined based on the individual’s total compensation for 2012, as reported below in the Summary Compensation Table, other than amounts reported as above-market earnings on deferred compensation and the actuarial increase in pension benefit accruals.

The following table sets forth for our named executive officers with respect to 2012, 2011 and 2010: (1) the dollar value of base salary earned during the year; (2) the aggregate grant date fair value of stock and option awards granted during the year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”); (3) the dollar value of earnings for services pursuant to awards granted during the year under non-equity incentive plans; (4) all other compensation for the year; and (5) the dollar value of total compensation for the year.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total

Michael D. Hays	2012	$127,400	--	--	$32,688	$141,541	$3,075	$304,704
Chief Executive Officer	2011	$127,400	--	--	$44,599	$97,206	$2,391	$271,596
	2010	$127,400	--	--	$38,927	$31,977	$3,012	$201,316
Kevin R. Karas	2012	$225,000	--	--	$57,735	$249,975	$5,625	$538,335
Senior Vice President Finance, Chief Financial Officer, Treasurer and Secretary(3)	2011	$225,000	--	$223,475	--	$171,675	$59,663	$679,813
Susan L. Henricks	2012	$300,000	--	$300,000	--	$333,300	$3,115	$936,415
President and Chief Operating Officer(4)	2011	$143,077	--	--	$361,500	$114,450	$1,338	$620,415
_______________________
(1)
Represents the aggregate grant date fair value of the stock or option awards, as indicated, granted during the year, computed in accordance with FASB ASC Topic 718.  See Note 7 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of assumptions made in the valuation of share-based compensation.

(2)	Represents, for each of our named executive officers, the amount of our 401(k) matching contributions.
(3)	Mr. Karas became our Senior Vice President Finance, Chief Financial Officer, Treasurer and Secretary on September 1, 2011. Prior to his promotion, Mr. Karas served as a non-executive officer.
(4)	Ms. Henricks became our President and Chief Operating Officer in July 2011.

GRANTS OF PLAN-BASED AWARDS IN 2012

We maintain the 2006 Equity Incentive Plan and the 2001 Equity Incentive Plan pursuant to which grants may be made to our executive officers.  The following table sets forth information regarding all such incentive plan awards that were made to the named executive officers in 2012.  No equity incentive awards were granted to the named executive officers in 2012.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: No. of Shares of Stock or Units(2)	All Other Option Awards: No. of Securities Underlying Options(3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards

Michael D. Hays	1/05/2012				-	4,983	$38.35	$32,688
		-(4)	$63,700	$254,800

Kevin R. Karas	1/05/2012				-	8,801	$38.35	$57,735
		-(4)	$112,500	$450,000

Susan L. Henricks	1/05/2012				7,823	-	-	$300,000
		-(4)	$150,000	$600,000

(1)	These amounts represent only potential payments under the 2012 incentive plan awards; the actual amounts received (if any) are shown in the Summary Compensation Table above.
(2)	The restricted stock awards were granted under the 2006 Equity Incentive Plan.
(3)	The stock option awards were granted under the 2001 Equity Incentive Plan.
(4)	There were no thresholds for payments under these 2012 incentive plan awards; payments below target would be made for any year-over-year increase in any of the applicable performance measures.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The following table sets forth information on outstanding option and stock awards held by the named executive officers at December 31, 2012, including the number of shares underlying both exercisable and unexercisable portions of each stock option, the exercise price and expiration date of each outstanding option, the number of shares of stock that have not vested and the market value of such shares.

Option Awards							Stock Awards
Name	No. of Securities Underlying Unexercised Options (Exercisable)		No. of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested

Michael D. Hays	18,298	(1)	-		$16.10	01/05/14	-		-
	11,078	(2)	-		$17.25	01/05/16	-		-
	8,356	(3)	-		$22.87	01/05/17	-		-
	-		7,211	(4)	$26.50	01/04/18	-		-
	-		6,703	(5)	$28.51	01/05/19	-		-
	-		8,827	(6)	$21.65	01/05/20	-		-
			5,915	(7)	$32.31	01/05/21	-		-
			4,983	(8)	$38.35	01/05/22

Kevin R. Karas	-		8,801	(8)	$38.35	01/05/22	6,964	(9)	$377,449	(9)

Susan L. Henricks	-		50,000	(10)	$42.00	07/05/21	7,823	(11)	$424,007	(11)
_______________________
(1)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 5, 2009.
(2)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 5, 2011.
(3)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 5, 2012.
(4)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 4, 2013.
(5)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 4, 2014.
(6)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 5, 2015.
(7)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 5, 2016.
(8)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 5, 2017.
(9)
Restricted stock becomes fully vested on the fifth anniversary of the grant date. These shares will vest on January 5, 2016. The market value is based on the $54.20 per share closing price of our common stock on the NASDAQ Stock Market on December 31, 2012.

(10)	Options vest in full on the fifth anniversary of the grant date. These options will vest on July 5, 2016.
(11)
Restricted stock becomes fully vested on the fifth anniversary of the grant date. These shares will vest on January 5, 2017. The market value is based on the $54.20 per share closing price of our common stock on the NASDAQ Stock Market on December 31, 2012.

No stock options were exercised during 2012 by the Company’s named executive officers, and no restricted stock vested.

Risk Assessment of Compensation Policies and Practices

The Board relies on the Compensation Committee to address risk exposures facing the Company with respect to compensation, with appropriate reporting of these risks to be made to the full Board.  The Committee, as part of its periodic review of compensation and benefit programs, assesses the potential risks arising from the Company’s compensation policies and practices and considers safeguards against incentives to take excessive risks.  Based on its most recent review, the Compensation Committee has concluded that the risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

John N. Nunnelly, Chairperson
JoAnn M. Martin
Paul C. Schorr III
Gail L. Warden

PROPOSAL 2

APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE
COMPANY’S ARTICLES OF INCORPORATION

Summary

The Board has unanimously determined that it is desirable and in the best interests of the Company and its shareholders to adopt a recapitalization plan pursuant to which the Company would: (i) establish two classes of common stock, consisting of a new class of common stock with 1/100th of a vote per share and with the right to receive 1/6th of the dividend, if any, paid on the other class of common stock, designated as class A common stock, par value $0.001 per share (the “Class A Common Stock”), and a new class of common stock with one vote per share and with the right to receive six times the dividend, if any, paid on the other class of common stock, designated as class B common stock, par value $0.001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); (ii) issue a dividend of three (3) shares of Class A Common Stock for each share of the Company’s existing common stock, par value $0.001 per share (the “Existing Stock”), as of a record date to be determined by the Board; and (iii) following the record date of the aforementioned dividend distribution, reclassify each share of Existing Stock as one-half (1/2) of one share of Class B Common Stock.

In order to implement the proposed recapitalization plan, it is necessary to amend the Company’s current articles of incorporation (the “Articles”).  As such, the Board has adopted resolutions unanimously approving, and unanimously recommending that the Company’s shareholders approve, certain amendments to the Articles described below.   Shareholders will vote separately on each of the following two sub-proposals (Sub-proposals 2A and 2B) that, together, comprise Proposal 2:

•
Sub-proposal 2A:  a proposal to approve an amendment and restatement of the Articles to increase the authorized number of shares of all classes of capital stock from 22,000,000 to 142,000,000, consisting of: (i) 60,000,000 shares of Class A Common Stock; (ii) 80,000,000 shares of Class B Common Stock; and (iii) 2,000,000 shares of preferred stock; and establish the powers, rights, preferences and privileges of, and the restrictions on, the Class A Common Stock and the Class B Common Stock; and

•
Sub-proposal 2B:  a proposal to approve an amendment and restatement of the Articles to reclassify each share of Existing Stock as one-half (1/2) of one share of Class B Common Stock (i.e., a reverse stock split of one-for-two) (the “Reclassification”).

The amendments to the Articles proposed by the foregoing sub-proposals are referred to herein as the “Proposed Amendments.”  Each of Proposed Amendments is an integral element of the Recapitalization (as defined below).  Accordingly, each of the Proposed Amendments is conditioned upon the approval by the Company’s shareholders of the other Proposed Amendment, and the entire Proposal 2 will fail if any individual Proposed Amendment is not approved by the shareholders.

Assuming a quorum is present at the Annual Meeting, the number of votes cast for approval of each of the Proposed Amendments must exceed the number of votes cast against it.  Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” the Proposed Amendments and will be disregarded in the calculation of votes cast.  A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

As of the Record Date, Michael D. Hays, the founder, chief executive officer and a director of the Company, beneficially owned 3,785,433 shares of Existing Stock, or approximately 54% of the issued and outstanding shares.  As a result, Mr. Hays has the power to approve each of the Proposed Amendments without the affirmative vote of any other shareholder.  Mr. Hays has indicated that he intends to vote all shares owned by him “FOR” the approval of the Proposed Amendments.  Shareholders do not have any dissenters’ or appraisal rights with respect to the Proposed Amendments.

If each of the Proposed Amendments is approved, the Proposed Amendments would be implemented through an Amended and Restated Articles of Incorporation of the Company (the “Amended and Restated Articles”) filed with the State of Wisconsin.  The Amended and Restated Articles (and, accordingly, the Proposed Amendments) will be effective immediately upon acceptance of filing by the State of Wisconsin.  The Board reserves the right to abandon or delay the filing of the Amended and Restated Articles even if the shareholders approve the Proposed Amendments.

The Board has declared, subject to shareholder approval of the Proposed Amendments, a dividend of three (3) shares of Class A Common Stock for each share of Existing Stock as of a record date to be determined by the Board (the “Dividend”).  Shareholder approval of the Dividend is not required under Wisconsin law and is not being solicited by this proxy statement.

The term “Recapitalization” is used in this proxy statement to refer, collectively, to the Proposed Amendments and the Dividend.

As more fully described below, the Recapitalization will not affect the relative voting power or equity interest of any shareholder because the Recapitalization will affect each shareholder in proportion to the number of shares of Existing Stock owned by such shareholder prior to effectiveness of the Recapitalization.

The NASDAQ Stock Market (“NASDAQ”) has advised the Company that the Recapitalization complies with NASDAQ Rule 5640 and Interpretive Material 5640 (collectively, the “Voting Rights Rule”).  The shares of Class B Common Stock will continue to trade on the NASDAQ Global Select Market.  The Company anticipates that the Class A Common Stock will be eligible to be traded on the NASDAQ Global Select Market.  See “Description of the Class A Common Stock and the Class B Common Stock — Transferability/Listing” and “Certain Other Effects of the Recapitalization — NASDAQ Criteria.”

The summary of the Proposed Amendments set forth in this proxy statement should be read in conjunction with, and is qualified in its entirety by, the full text of the Amended and Restated Articles attached to this proxy statement as Appendix A.

The Board believes that the Recapitalization will have as number of potential benefits for the Company.  See “Reasons for the Recapitalization” below.  The Recapitalization also involves a number of risks and uncertainties which are described below under “Certain Potential Disadvantages of the Recapitalization” and elsewhere in this proxy statement.

Sub-Proposal 2A:  Approval of an Amendment and Restatement of the Articles to Increase the Authorized Number of Shares of all Classes of Capital Stock to 142,000,000, Consisting of: (i) 60,000,000 Shares of Class A Common Stock; (ii) 80,000,000 Shares of Class B Common Stock; and (iii) 2,000,000 Shares of Preferred Stock; and to Establish the Rights, Preferences and Privileges of, and the Restrictions on, the Common Stock

The Amended and Restated Articles will establish two classes of common stock, consisting of 60,000,000 authorized shares of Class A Common Stock and 80,000,000 authorized shares of Class B Common Stock.  As more fully described below, the powers, rights, preferences and privileges of, and the restrictions on, the Class A Common Stock will be substantially the same as those relating to the Class B Common Stock, except that:

•	Holders of Class A Common Stock will have one-one-hundredth (1/100th) of one vote per share on all maters submitted to a shareholder vote;

•	Holders of Class B Common Stock will have one (1) vote per share on all maters submitted to a shareholder vote; and

•
Other than share distributions and liquidation rights, the amount of any dividend or other distribution payable on each share of Class A Common Stock will be equal to one-sixth (1/6th) of the amount of any such dividend or other distribution payable on each share of Class B Common Stock.

Except as otherwise provided by the Wisconsin Business Corporation Law, the holders of Class A Common Stock and Class B Common Stock will, in all matters, vote together as a single class.   Except as described below, neither the Class A Common Stock nor the Class B Common Stock will be convertible into the other.  For a more detailed description of the rights, preferences and privileges of, and the restrictions on, the Class A Common Stock and the Class B Common Stock, see “Description of Class A Common Stock and Class B Common Stock.”

Assuming a quorum is present at the Annual Meeting, the number of votes cast for approval of Sub-proposal 2A must exceed the number of votes cast against it.  Sub-proposal 2A is conditioned upon the approval by the Company’s shareholders of Sub-proposal 2B.  If the shareholders do not approve Sub-proposal 2B, Sub-proposal 2A will also fail regardless of whether Sub-proposal 2A received enough votes to pass independently.

Sub-Proposal 2B:  Approval of an Amendment and Restatement of the Articles to Reclassify Each Share of Existing Stock as One-Half (1/2) of One Share of Class B Common Stock

Under the Amended and Restated Articles, each share of Existing Stock will be reclassified as one-half (1/2) of one share of Class B Common Stock as of a record date to be determined by the Board, which record date will be prior to the date the Reclassification occurs.  No fractional shares of Class B Common Stock will be issued as a result of the Reclassification.  Any shareholder who would otherwise be entitled to receive a fraction of a share of Class B Common Stock will, in lieu of receiving such fractional share, be entitled to receive a cash payment equal to such fraction multiplied by the fair value of a share of Class B Common Stock as of the effective time of the Reclassification as determined in good faith by the Board.  For example, a holder of 100 shares of Existing Stock will, upon implementation of the Reclassification, hold 50 shares of Class B Common Stock; whereas a holder of 101 shares of Existing Stock will, upon implementation of the Reclassification, hold 50 shares of Class B Common Stock and receive a cash payment equal to the fair value of the fractional one-half share as determined in good faith by the Board.

The Board has determined that the fair value of a share of Class B Common Stock will be based on the Company’s market capitalization, using the last sales price and the number of shares of Existing Stock outstanding immediately prior to the effective time of the Recapitalization, and adjusting for the Dividend and the Reclassification.

After the Recapitalization takes effect, the Company’s transfer agent will mail to each record holder of Existing Stock a letter of transmittal requesting that such record holder surrender all certificates representing shares of Existing Stock.  Shares of Class A Common Stock and Class B Common Stock will be issued in uncertificated form following the Recapitalization.  A statement of shares owned and checks representing any payment in lieu of fractional shares will be sent to the record holders of Existing Stock who deliver properly executed transmittal letters.  See “Surrender of Stock Certificates.”  SHAREHOLDERS SHOULD NOT SEND ANY CERTIFICATES TO THE COMPANY WITH THE ENCLOSED PROXY.

Assuming a quorum is present at the Annual Meeting, the number of votes cast for approval of Sub-proposal 2B must exceed the number of votes cast against it.  Sub-proposal 2B is conditioned upon the approval by the Company’s shareholders of Sub-proposal 2A.  If the shareholders do not approve Sub-proposal 2A, Sub-proposal 2B will also fail regardless of whether Sub-proposal 2B received enough votes to pass independently.

Recommendation of the Board

The Board believes that the adoption of the Amended and Restated Articles (and each of the Proposed Amendments contained therein) is desirable and in the best interests of the Company and its shareholders and unanimously recommends a vote “FOR” both Sub-proposal 2A and Sub-proposal 2B.  In determining to approve the Proposed Amendments and the Dividend and to recommend that shareholders approve the Proposed Amendments, the Board considered the alternatives available to the Company and the potential advantages, disadvantages and other effects of the Recapitalization, certain of which are described below under “Background,” “Reasons for the Recapitalization,” “Certain Potential Disadvantages of the Recapitalization” and “Certain Other Effects of the Recapitalization.”  The Board also considered the unanimous recommendation in favor of the Recapitalization by a special committee of the Board (the “Special Committee”) consisting of all of the independent directors of the Company, which recommendation was based in part on the opinion of Craig-Hallum Capital Group LLC (“Craig-Hallum”) that, as of March 5, 2013, the proposed Recapitalization was fair, from a financial point of view, to the minority shareholders of the Company.  The term “minority shareholders” excludes Mr. Hays and certain trusts and other donees who received gifts of stock from him.  See “Background” and “Fairness Opinion.”

The Special Committee

The Special Committee was formed by the Board in October 2012 to, among other things, review, evaluate, analyze and negotiate the terms and conditions of a potential recapitalization.  The Board also authorized the Special Committee to determine the advisability of and recommend what action, if any, should be taken by the Board with respect to the potential recapitalization.  In connection with such authorization, the Board agreed to not approve any potential recapitalization without a prior favorable recommendation by the Special Committee.  Each Board member other than Mr. Hays, each of whom was and is a non-management, independent director and not directly or indirectly affiliated with Mr. Hays, was appointed to the Special Committee.

Background

Immediately following the Company’s initial public offering in October 1997, Mr. Hays beneficially owned approximately 66.4% of the issued and outstanding shares of the Company’s Existing Stock.  As of the Record Date, Mr. Hays beneficially owned approximately 54% of the issued and outstanding shares of Existing Stock.  See “Interests of Certain Persons.”  From time to time since the Company’s initial public offering, the Board has considered the effect that Mr. Hays’ controlling interest in the Company’s Existing Stock has had on the Company and the market for the Existing Stock.

Based on an expression of interest by Mr. Hays, during the summer of 2012 the Company began to consider a potential recapitalization with either a second class of common stock or a series of the Company’s authorized preferred stock.  In connection with that process, Foley & Lardner LLP (“Foley”), legal counsel to the Company, commenced informal discussions with NASDAQ as to whether either or both of the potential recapitalization alternatives would comply with NASDAQ’s Voting Rights Rule.

At a regularly scheduled Board update call on July 10, 2012, the Board discussed the potential recapitalization alternatives and the rationale for such a transaction, including the lack of public float and liquidity of the Existing Shares, as well as the dilutive impact on the voting power of all current shareholders and the increased cost to the Company of maintaining dividends if the Company was to issue additional shares to address the public float and liquidity issues.

At a regularly scheduled meeting of the Board on August 9, 2012, the Board reviewed certain materials prepared by Foley regarding a dual class stock structure and a potential recapitalization of the Company with either a second class of common stock or a series of the Company’s authorized preferred stock.  Based on the advantages and potential negatives of these recapitalization alternatives, the Board decided that a potential recapitalization using a series of the Company’s authorized preferred stock should be further explored, including whether such a transaction would comply with NASDAQ’s Voting Rights Rule.

On October 16, 2012, Mr. Hays presented a proposal to the Board relating to a proposed recapitalization of the Company.  Pursuant to this proposal, a series of preferred stock, with voting rights of 1,000 votes per share and with separate, standalone dividend rights compared to the dividend rights of the common stock, would be created and then a dividend of 1/100th of one share of this new series of preferred stock would be declared and paid for each share of the Company’s Existing Stock (the “Preferred Stock Proposal”).  Mr. Hays noted that the Preferred Stock Proposal was still subject to NASDAQ’s interpretation that it would not violate the Voting Rights Rule.

On October 23, 2012,  after consideration of various legal counsel, the independent directors unanimously agreed to retain McGrath North Mullin & Kratz, PC LLO (“McGrath North”) as their independent legal counsel to assist with their review and evaluation of the Preferred Stock Proposal.

At regularly scheduled meetings of the Board and the committees of the Board on October 25 and 26, 2012, the Board discussed the advisability of forming a special committee of the Board to evaluate the Preferred Stock Proposal.  At these meetings, the Company’s independent directors (who would become the members of the Special Committee) preliminarily reviewed the Preferred Stock Proposal from Mr. Hays and agreed that the proposal merited formal consideration.  The independent directors determined that they would review and evaluate the proposal further following the formal establishment of the Special Committee.

Effective October 25, 2012, the Board established the Special Committee, and appointed to the Special Committee all of the Company’s non-management, independent directors: Messrs. John Nunnelly (Chairman), Paul Schorr and Gail Warden and Ms. JoAnn Martin.  The Board authorized the Special Committee to, among other things, review, evaluate, analyze and negotiate the terms and conditions of the Preferred Stock Proposal.  The Board also authorized the Special Committee to determine the advisability of and recommend what action, if any, should be taken by the Board with respect to such proposal, and agreed to not approve the Preferred Stock Proposal without a prior favorable recommendation by the Special Committee.

On October 25, 2012, the independent directors met as the Special Committee and discussed certain organizational matters relating to the formation of the Special Committee and its consideration of the proposed recapitalization.  During this meeting,  McGrath North led a review of the Special Committee members’ fiduciary duties under Wisconsin law and the standards for determining that the members of the Special Committee were disinterested and independent for purposes of their evaluation of the proposed recapitalization.  The independent directors discussed the Preferred Stock Proposal, various timing matters, and concluded to retain an independent financial advisor for the review and evaluation of the Preferred Stock Proposal.

After review of, and discussions with, various financial advisors, the Special Committee unanimously agreed to retain Craig-Hallum as its independent financial advisor.

On November 5, 2012, NASDAQ informally advised Foley that NASDAQ believed the Preferred Stock Proposal did not comply with its Voting Rights Rule.

At a regularly scheduled Board update call on November 6, 2012, Mr. Hays apprised the Board of NASDAQ’s informal advice regarding the Preferred Stock Proposal and discussed his continuing desire to effect a recapitalization in order to increase public float and liquidity, improve the ability of shareholders to monetize their holdings, enhance the ability of the Company to raise capital while lessening dilution to the voting power and dividend rights of the existing shareholders and improve associate incentives and retention.

During the rest of November and December 2012, Foley continued informal discussions with NASDAQ regarding a dual-class common stock recapitalization and whether such a recapitalization would comply with NASDAQ’s Voting Rights Rule.  In December, NASDAQ informally advised Foley that the proposed dual-class common stock recapitalization would comply with the Voting Rights Rule.

On January 17, 2013, Mr. Hays presented a revised recapitalization proposal to the Board based on NASDAQ’s informal advise regarding such a proposal under the Voting Rights Rule.  Pursuant to this proposal, the Company would designate its Existing Stock as “class B common stock,” create a second class of common stock designated as “class A common stock” with 1/100th of one vote per share and with a fixed fractional dividend right of 1/100th of the dividend paid on the Existing Shares, declare and pay a dividend of three shares of class A common stock for each Existing Share and then reclassify of each Existing Share into one-half of one Existing Share (the “Common Stock Proposal”).  Mr. Hays also described the strategic objectives to be achieved by the recapitalization as well as a number of rationales for and potential benefits of the proposed recapitalization, including increased public float and liquidity and providing the Company with the ability to raise additional equity capital without affecting in any material way the voting and dividend rights of the Company’s existing shareholders.

On January 19, 2013, Foley formally submitted the Common Stock Proposal to NASDAQ to obtain their written interpretation that such proposal complies with the Voting Rights Rule.

At a regularly scheduled meeting of the Board on January 31, 2013, the Board amended the written charter of the Special Committee to reflect the potential dual-class common stock recapitalization as opposed to the Preferred Stock Proposal.  Accordingly, the Board authorized the Special Committee to, among other things, review, evaluate, analyze and negotiate the terms and conditions of the potential dual-class common stock recapitalization.  The Board also authorized the Special Committee to determine the advisability of and recommend what action, if any, should be taken by the Board with respect to such potential recapitalization, and agreed to not approve the potential dual-class common stock recapitalization without a prior favorable recommendation by the Special Committee.  The Special Committee re-engaged Craig-Hallum to assist it in the review and evaluation of the Common Stock Proposal.

During January and February 2013, the Special Committee and McGrath North discussed and negotiated the terms of the Common Stock Proposal with Mr. Hays and his advisors.  Enhanced dividend rights for the new class A common stock was of particular importance to the Special Committee, and the Special Committee proposed modifications to the Common Stock Proposal with regard to this matter.  During these negotiations, Mr. Hays agreed that the Common Stock Proposal would include terms providing that the holders of each share of the new class A common stock would be entitled to receive a cash dividend equal to 1/6th of any cash dividend paid with respect to a share of the class B common stock, rather than 1/100th of that dividend.

On February 1, 2013, Mr. Hays presented to the Special Committee an updated version of the Common Stock Proposal reflecting the change in the fractional dividend on the new class A common stock from 1/100th to 1/6th of the amount of any cash dividend paid with respect to a share of class B common stock (the “Updated Common Stock Proposal”).  On the same day, Foley provided the same to NASDAQ.

From February 6 to February 11, 2013, Foley discussed with NASDAQ the provisions of the Common Stock Proposal relating to the ability of the Board to effect a conversion of the new class A common stock into class B common stock.  Based on those discussions and discussions with Mr. Hays and the Special Committee, the Company agreed to modify such conversion right to permit such a conversion only in certain limited circumstances (as described in “Description of the Class A Common Stock and the Class B Common Stock—Convertibility” below).

On February 15, 2013, NASDAQ issued its written interpretation that the Updated Common Stock Proposal, as revised as noted above, would comply with its Voting Rights Rule.

Over the next few weeks, members of the Special Committee, Craig-Hallum and McGrath North discussed and engaged in a detailed analysis of the terms of the updated proposal, including the rationales for such a transaction.  The members of the Special Committee also discussed the importance of their role and reviewed their fiduciary duties.

On March 1, 2013, the Board and the Special Committee reviewed materials from Craig-Hallum regarding alternative methods for determining the fair value of a share of Class B Common Stock for purposes of the fractional share cash out in the Reclassification.  Based on those materials and a discussion among the members of the Special Committee and the Board, the Board determined that the fair value of a share of Class B Common Stock should be based on the Company’s market capitalization (using the last sales price and the number of shares of Existing Stock outstanding immediately prior to the effective time of the Recapitalization) and adjusting for the Dividend and the Reclassification.

On March 4, 2013, Craig-Hallum made a presentation to the members of the Special Committee regarding the proposed recapitalization.  The presentation included a review of the proposed terms of the recapitalization and a summary of the review undertaken by Craig-Hallum regarding the proposed recapitalization and precedent dual-class recapitalization transactions.  The presentation also reviewed potential advantages and disadvantages of the proposed recapitalization compared to the status quo, a comparison of key attributes of the proposed recapitalization to attributes found in other dual class recapitalization transactions and a discussion of potential market reactions to the proposed recapitalization.   At this meeting, the members of the Special Committee again discussed the importance of their role and their fiduciary duties.

On March 5, 2013, the Special Committee met and discussed Craig-Hallum’s presentation from March 4.  The members of the Special Committee also discussed the proposed recapitalization and their belief, based upon, among other things, the information included in the Craig-Hallum presentation and their knowledge of the Company and the industry in which it competes, that the proposed recapitalization provided a number of potential benefits to the Company and its shareholders that would not be present compared to the status quo, including, increased public float and liquidity, improved ability of shareholders to monetize their holdings, enhanced ability for the Company to raise capital while lessening dilution to the voting power and dividend rights of existing shareholders and improved Company associate incentives and retention.  In addition, the members of the Special Committee indicated their desire and intent, which is shared by Mr. Hays, to treat holders of options to acquire Company stock and holders of restricted stock of the Company in the same manner as holders of outstanding Existing Stock.  Finally, the Special Committee discussed the process that would be undertaken by the Board, the shareholders and, ultimately, the Company, were the Special Committee to recommend in favor of the proposed recapitalization transaction.

At this meeting, Craig-Hallum rendered its oral opinion, subsequently confirmed in writing, that, as of March 5, 2013, the proposed Recapitalization was fair, from a financial point of view, to the minority shareholders of the Company.  For this purpose, the term “minority shareholders” excludes Mr. Hays and certain trusts and other donees who received gifts of stock from him.  The text of Craig-Hallum’s opinion, dated March 5, 2013, is attached to this proxy statement as Appendix B.  For a summary of the financial analyses performed by Craig-Hallum in connection with its opinion, see “Fairness Opinion” below.

At the conclusion of this meeting, the Special Committee unanimously recommended that the Board approve the Recapitalization.

The Special Committee unanimously determined that the potential advantages of the Recapitalization outweigh the potential disadvantages of the Recapitalization.  For a description of the potential advantages, disadvantages and other effects of the Recapitalization considered by the Special Committee, see “Reasons for the Recapitalization,” “Certain Potential Disadvantages of the Recapitalization,” and “Certain Other Effects of the Recapitalization.”  The Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the various factors.

At a meeting on March 25, 2013, the Board unanimously determined that the Recapitalization is desirable and in the best interests of the Company and all of its shareholders, approved the Recapitalization and recommended that the Company’s shareholders approve each of the Proposed Amendments (and, thereby, the Amended and Restated Articles).

Fairness Opinion

Scope of the Assignment

Craig-Hallum was retained by the Special Committee to render an opinion that, as of the date of the opinion, the proposed Recapitalization is fair, from a financial point of view, to the minority shareholders of the Company.  For purposes of its opinion, Craig-Hallum considered the term “minority shareholders” to mean the holders of Company common stock outstanding prior to the effective date of the proposed Recapitalization and excluded shares held by Mr. Hays, the Company’s Chief Executive Officer, and certain trusts and other donees who have received gifts of common stock from him.

The full text of Craig-Hallum’s written opinion to the Special Committee, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Craig-Hallum, is attached to this proxy statement as Appendix B and is incorporated by reference.  The following summary of Craig-Hallum’s opinion is qualified in its entirety by reference to the full text of the opinion, and shareholders of the Company are urged to read the opinion in its entirety in connection with their consideration of the Recapitalization.

Craig-Hallum’s opinion addresses solely the fairness of the Recapitalization, from a financial point of view, to the minority shareholders of the Company and does not address any other terms or agreement relating the Recapitalization.  Craig-Hallum has not been asked to express, nor is it expressing, an opinion as to the relative merits of the Recapitalization as compared to any alternative transaction that might exist or the effect of any other transaction in which the Company might engage.  However, Craig-Hallum took into consideration a comparison of the Recapitalization with the status quo and discussed with the Company certain strategic capital initiatives that are planned following the Recapitalization.  Craig-Hallum’s opinion relates to the Recapitalization and does not imply any conclusion as to what the relative values of the Company’s proposed Class A Common Stock actually will be, if and when issued in connection with the Recapitalization, or the prices at which Class B Common Stock will trade (privately or publicly), following the consummation of the Recapitalization.  Craig-Hallum understood the Company may suspend payment of cash dividends in connection with the Recapitalization and expressed no opinion with respect to such suspension.  Craig-Hallum’s opinion did not address the underlying business decision of the Company to effect the Recapitalization and it did not express any view on, and its opinion did not address, any other term or aspect of any agreement or instrument entered into, issued or amended in connection with the Recapitalization, including, without limitation, the fairness of the Recapitalization to, or any consideration received in connection therewith by any creditors, or other constituencies of the Company.

For purposes of its opinion and in connection with its review of the Recapitalization, Craig-Hallum has, among other things: (i) reviewed summaries of the Recapitalization, as were submitted to the Special Committee; (ii) reviewed the proposed Amended and Restated Articles that will be submitted to the Company’s shareholders relating to the Recapitalization; (iii) reviewed certain business, financial and other information and data with respect to the Company publicly available or made available to Craig-Hallum from internal records of the Company; (iv) reviewed certain internal information of the Company and other data relating to the implications and benefits anticipated to result from the Recapitalization, furnished to Craig-Hallum by the management of the Company; (v) reviewed the reported prices and trading activity of Company common stock and similar information for certain other companies deemed by Craig-Hallum to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly traded companies deemed by Craig-Hallum to be comparable to the Company; (vii) reviewed the financial terms, to the extent publicly available, of certain transactions that Craig-Hallum believed to be comparable to the Recapitalization; and (viii) reviewed certain publicly available information with respect to other publicly-traded companies that have a class or series of stock with voting and dividend rights comparable to the Company’s voting and dividend rights as a result of the Recapitalization.  Craig-Hallum made inquiries regarding and discussed the Recapitalization and other matters related thereto with the Special Committee, the Company’s management and outside advisors, including its legal counsel.  In addition, Craig-Hallum conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as it deemed necessary and appropriate in arriving at its opinion.  Craig-Hallum did not review any financial projections or other prospective information concerning the Company.

Craig-Hallum understood the Company intends to list the Class A Common Stock on the NASDAQ Global Select Market, that fractional interests in Class B Common Stock resulting from the reverse stock split portion of the Recapitalization will be settled  in cash based on a pro forma fair market value of the Class B Common Stock utilizing the Company’s market capitalization (based on the last sales price and shares outstanding immediately prior to the effective time of the Recapitalization) and adjusting for the Dividend and Reclassification.  Craig-Hallum discussed with the Company certain strategic capital initiatives that are planned following the Recapitalization.  For purposes of its opinion, Craig-Hallum assumed that the Recapitalization will occur in compliance with all laws, rules and regulations applicable to the Company, including but not limited to NASDAQ listing standards and the Wisconsin Business Corporation Law, and that all planned strategic capital initiatives will be fair from a financial point of view to the minority shareholders.

In arriving at its opinion, Craig-Hallum did not perform any appraisals or valuations of any assets or liabilities (fixed, contingent or other) of the Company, was not furnished with any such appraisals or valuations, did not conduct any appraisal concerning the solvency, fair value or capital surplus of the Company, and made no physical inspection of the property or assets of the Company.  Craig-Hallum did not express an opinion regarding the liquidation value of the Company.  Its analyses in connection with the opinion were a going concern analyses.  Craig-Hallum was not requested to opine, and no opinion was given, as to whether any analyses of an entity, other than as a going concern, was appropriate in the circumstances and, accordingly, performed no such analyses.

Craig-Hallum’s opinion is based upon economic, monetary, market and other conditions as in effect on, and the information made available to Craig-Hallum as of, the date of the opinion.  Events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion.  Craig-Hallum did not express any opinion as to the price at which shares of common stock of the Company have traded or such stock may trade following announcement of the Recapitalization or at any future time.  Craig-Hallum did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Craig-Hallum has received a fee from the Company for its services, the payment of which was not predicated on the conclusion reached in its opinion.  It has also been reimbursed for prior expenses and is entitled to reimbursement for its current expenses incurred in connection with its engagement, and the Company has agreed to indemnify it against certain liabilities.  In the ordinary course of its business, Craig-Hallum and its affiliates may actively trade the common stock of the Company for its own account and for the accounts of its customers and, accordingly, it may at any time hold a long or short position in the common stock of the Company.

Craig-Hallum’s opinion is for the benefit and use of the Special Committee in connection with its evaluation of the Recapitalization and does not constitute a recommendation to any holder of the Company’s common stock as to how such holder should vote with respect to the Recapitalization.

Summary of Analyses

The following is a summary of the financial analyses performed by Craig-Hallum in connection with reaching its opinion:

•	Recapitalization Rationale

•	Comparison of Current and Pro Forma Economic Ownership and Voting Rights

•	Analysis of Dual-Class Common Stock of Publicly-Traded Companies

•	Analysis of Selected Historical Recapitalization Transactions

•	Analysis of Fractional Share Cash Out Methods In Reverse Stock Split Transactions

•	Comparison of Company Liquidity and Valuation to its Primary Peer Group

•	Comparison of Company Liquidity and Valuation to NASDAQ listed companies

•	Trading Impact Analysis

While the following summaries describe some analyses and examinations that Craig-Hallum deems material to the opinion, they are not a comprehensive description of all analyses and examinations actually conducted by Craig-Hallum.  The preparation of an opinion necessarily is not susceptible to partial analysis or summary description.  Craig-Hallum believes that such analyses and the following summaries must be considered as a whole and that selecting portions of such analyses and of the factors considered, without considering all such analyses and factors, would create an incomplete view of the process underlying the analyses.

Recapitalization Rationale

Craig-Hallum reviewed the Recapitalization rationale with members of the senior management team and Board and perceived the objectives of the Recapitalization to be:

(i)
Improve Liquidity and Expand Institutional Ownership Base.   The Company believes the Recapitalization will enhance trading volumes and enable new institutional investors to more easily buy and sell shares.  The lack of liquidity in the Company’s Existing Stock has been a significant barrier for many institutional investors in the past.  Further, the Company believes the enhanced liquidity may attract additional research coverage by financial analysts and bridge the valuation discount that the Company trades at relative to its primary peer group, consisting of HealthStream, Inc. and The Advisory Board Company (the “Primary Peer Group”).

(ii)
Maintain Voting Continuity While Increasing Shareholder Flexibility.  The Company believes voting continuity is important to execute on its long-term strategic vision and continue to provide customers with a high-level of service.  The Recapitalization increases shareholder flexibility by enabling existing holders to sell shares of Class A Common Stock without substantially diminishing their voting rights.  Further, sales of shares of Class A Common Stock have a disproportionate reduction on the amount of future dividends received, if any.  For example, if an existing shareholder disposes of all shares of Class A Common Stock while continuing to hold their shares of Class B Common Stock, they will have liquidated 85.7% of their holdings, but will only lower the amount of future dividends received, if any, by 50.0%.

(iii)
Minimize Voting and Dividend Dilution to Existing Holders on Future Equity Issuances.  The Company intends to use the new Class A Common Stock if it raises equity capital in the future.  By offering shares of Class A Common Stock, existing shareholders’ voting and dividend dilution is not as significant because the Class B Common Stock has higher dividend and voting features.  For example, if the Company issues one million new shares of Class A Common Stock, the existing holders’ ownership is diluted by 4.0%, but voting and dividend dilution is only 0.3% and 2.4%, respectively.

Comparison of Current and Pro Forma Economic Ownership and Voting Rights

Craig-Hallum compared the economic ownership and voting rights of the existing minority shareholders of the Company as of March 5, 2013, to their pro forma economic ownership and voting rights assuming the Recapitalization is approved and implemented.  As of March 5, 2013, minority shareholders in the aggregate owned 45.9% of the Company and comprised 45.9% of its voting rights.  Since all shareholders are treated equally and the proposed reverse stock split and stock dividend is ratably distributed based on each shareholders’ ownership on the effective date, the existing shareholders’ economic ownership and voting rights are unchanged following the Recapitalization.  Following the Recapitalization, minority shareholders will continue to own 45.9% of the Company and comprise 45.9% of its voting rights (assuming Mr. Hays or certain trusts and other donees who have received gifts of common stock from him do not buy or sell shares between March 5,  2013 and the effective date of the Recapitalization and excludes the impact of options exercised, vesting of restricted stock, or other equity issuances between March 5, 2013 and the effective date of the Recapitalization).

In addition, Craig-Hallum analyzed certain strategic capital initiatives that are planned by the Company following the Recapitalization and determined the existing minority shareholders’ economic ownership and voting rights will not be impacted by such strategic capital initiatives.

Analysis of Dual-Class Common Stock of Publicly Traded Companies

Craig-Hallum analyzed stock prices, trading volumes, economic ownership, voting rights and dividend policies for U.S. companies with two classes of exchange listed common stock.  In performing its review, Craig-Hallum excluded companies with more than two classes of common stock, companies restructuring or undergoing Chapter 11 reorganization, companies with shares trading on the pink sheets or Over-The-Counter Bulletin Board, and Companies in the financial sector.  Based on these criteria, Craig-Hallum identified a comparison group of 25 companies (the “Comparison Group”).

Craig-Hallum compared the liquidity of the lower voting class of common shares (“LV”) to the higher voting class of common shares (”HV”) among companies in the Comparison Group.  To compare liquidity, Craig-Hallum used a relative statistic measuring the average daily trading volume over the last three month period divided by the number of shares outstanding for each respective class.  Craig-Hallum used a relative statistic rather than comparing the number of shares traded for each class because in many cases the number of shares outstanding in the lower voting class was significantly higher than the number of shares outstanding in the higher voting class.  Craig-Hallum noted that the lower voting class of common stock tended to be more liquid than the higher voting class.

Craig-Hallum analyzed the trading price disparity between the lower voting class of common stock and the higher voting class of common stock.  Due to trading liquidity differences among the two classes, Craig-Hallum used an average stock price over the last one month period rather than using spot prices.  Craig-Hallum noted that the higher voting class of common stock tends to trade at a slight premium to the lower voting class of common stock.

Craig-Hallum analyzed the economic and voting interests of the lower voting and higher voting classes of common stock of the Comparison Group and the Company on a pro forma basis assuming the Recapitalization is approved and implemented.  Craig-Hallum noted that on a pro forma basis giving effect to the Recapitalization, the Company’s economic and voting interests for the lower voting and higher voting classes of common stock are similar to the Comparison Group.

The following table summarizes the stock price disparity, liquidity, and voting and economic interests of the Comparison Group and the Company on a pro forma basis giving effect to the Recapitalization, where applicable.

	Stock Price (1)	ADTV/Shares Outstanding (2)		Economic Interest		Voting Interest
	HV to LV % ∆	LV	HV	LV	HV	LV	HV
Comparison Group:
75th Percentile	4.5%	0.66%	0.15%	89.8%	27.5%	26.7%	100.0%
Average	2.2%	0.63%	0.33%	80.0%	20.0%	13.9%	86.1%
Median	0.1%	0.46%	0.06%	83.6%	16.4%	9.3%	90.7%
25th Percentile	(2.0%)	0.23%	0.01%	72.5%	10.2%	0.0%	73.3%

National Research:
Proposed Recapitalization	N/A	N/A	N/A	85.7%	14.3%	5.7%	94.3%

(1) Based on one month average stock price
(2) Based on average daily trading volume over the last three months

Craig-Hallum also analyzed the dividend policies of the Comparison Group.  In all but one instance, the lower voting class of common stock received a greater or equal dividend than the higher voting class of common stock.  Assuming the Recapitalization is approved and implemented, holders of the lower voting class of the Company’s common stock (Class A Common Stock) will receive one-sixth of the amount of any dividend paid to the higher voting class of common stock (Class B Common Stock).  The Company intends to use the new Class A Common Stock if it decides to raise equity capital in the future and because Class B Common Stock is paid a higher dividend, the dividend dilution to the existing minority shareholders on future equity raises is not as large.

Analysis of Selected Historical Recapitalization Transactions

Craig-Hallum reviewed and analyzed six selected historical recapitalization transactions (the “Recapitalization Transactions”) of U.S. publicly-traded companies in which a single class of common stock of a company was reclassified into two classes of publicly-traded common stock with differential or no voting rights.  Craig-Hallum examined each transaction where both classes of the common stock were publicly-traded, and the reclassification was effected through amending the company’s charter, and not through a merger, acquisition, spin-off, or distribution from a parent company to its shareholders, or a public offering.

The Recapitalization Transactions that Craig-Hallum reviewed involved QAD Inc., Sport Chalet, Inc., Rush Enterprises, Inc., Donegal Group Inc., Pilgrim’s Pride Corporation, and HEICO Corporation. Craig-Hallum did not review transactions that occurred more than twenty years ago.  The following table summarizes the voting and economic interests of the Recapitalization Transactions and the Recapitalization for the Company.  The table also includes a summary of the 1-day, 1-week, and 1-month stock performance after announcing the transaction.

	Economic Interest		Voting Interest		Stock Performance
	LV	HV	LV	HV	1-Day	1-Week	1-Month
Reclassification Transactions:
High	87.5%	66.7%	25.9%	97.6%	4.8%	8.9%	31.9%
Average	58.5%	41.5%	11.9%	88.1%	(0.5%)	2.2%	7.6%
Median	58.3%	41.7%	10.7%	89.3%	0.4%	4.6%	4.4%
Low	33.3%	12.5%	2.4%	74.1%	(6.0%)	(8.0%)	(8.2%)

National Research:
Proposed Recapitalization	85.7%	14.3%	5.7%	94.3%	N/A	N/A	N/A

Craig-Hallum noted that, i) the pro forma economic and voting interests of the Recapitalization for the Company falls within the range of the Recapitalization Transactions, ii) the average and median 1-day stock performance for the Recapitalization Transactions was generally unchanged, and iii) the average and median 1-week and 1-month stock performance for the Recapitalization Transactions was up slightly.

Analysis of Fractional Share Cash-Out Methods In Reverse Stock Split Transactions

Craig-Hallum reviewed fractional share cash out methods for 46 reverse stock split transaction involving NASDAQ listed companies over the last twelve months.  The most common method (37% of the reverse split transactions) was to use the last reported sale price of the company’s common stock on the effective date of the reverse split transaction to determine the fractional share cash out amount.  The Company intends to cash out fractional shares of Class B Common Stock based on a pro forma share price calculated by using the Company’s market capitalization (based on the last sales price and shares outstanding immediately prior to the effective time of the Recapitalization) and adjusting for the Dividend and Reclassification.

Comparison of Company Liquidity and Valuation to its Primary Peer Group

Craig-Hallum analyzed various liquidity measures, analyst coverage, and valuation multiples of the Company and the Primary Peer Group.  Craig-Hallum noted that across all of the metrics it analyzed, the Company’s metrics were substantially less than the Primary Peer Group.  The most significant difference is seen in the average daily trading volumes between the Company and the Primary Peer Group.  The Company’s significantly lower trading volumes may be a factor in preventing the Company’s stock from reaching a higher value and may explain a portion of the disparity in valuation multiples relative to the Primary Peer Group.  The Recapitalization and certain strategic capital initiatives that are planned following the Recapitalization could result in an increase in the Company’s average daily trading volume.

The following table highlights the percentage differences between the Company and the Primary Peer group across the different liquidity and valuation metrics Craig-Hallum analyzed.

	National Research Compared To:
	The Advisory Board Company	HealthStream, Inc.
Liquidity and Analyst Coverage
Average Daily Trading Volume
1-Month	(97.4%)	(94.5%)
3-Month	(93.6%)	(89.0%)
6-Month	(94.5%)	(91.3%)
1-Year	(96.5%)	(94.6%)
2-Year	(96.5%)	(95.4%)
3-Year	(95.8%)	(93.8%)

Public Float	(56.5%)	(42.4%)
Institutional Ownership	(78.4%)	(65.5%)
Analyst Coverage	(83.3%)	(60.0%)

Valuation
EV / 2012 EBITDA	(45.4%)	(34.8%)
EV / 2013E EBITDA	(33.7%)	(32.1%)
EV / 2014E EBITDA	(32.8%)	(28.2%)

Price / 2012 EPS	(45.1%)	(64.1%)
Price / 2013E EPS	(42.9%)	(61.2%)
Price / 2014E EPS	(40.9%)	(55.5%)

Comparison of Company Valuation and Liquidity to NASDAQ listed companies

Craig-Hallum analyzed various liquidity measures for the Company relative to the 333 companies listed on the NASDAQ with market capitalizations between $250 million and $500 million (the “NASDAQ Comparison Group”).  The Company’s market capitalization ranked in the 69th percentile of the NASDAQ Comparison Group, but its public float, three month average daily trading value, and institutional ownership are substantially lower and fall in the 10th percentile, 26th percentile, and 10th percentile, respectively.  Craig-Hallum noted that certain strategic capital initiatives that are planned following the Recapitalization will likely increase public float and institutional ownership.

Craig-Hallum also performed an analysis of trading liquidity and valuation for all U.S. based NASDAQ listed companies (the “NASDAQ Companies”).  Craig-Hallum stratified the NASDAQ Companies into three groups based on average daily trading volume over the last three month period divided by the number of shares outstanding.  The first group consisted of companies ranked in the top quartile (75th percentile to 100th percentile), the second group consisted of companies ranked in the middle fifty percent (25th percentile to 75th percentile), and the third group consisted of companies ranked in the bottom quartile (0 percentile to 25th percentile).  Craig-Hallum then analyzed the median enterprise value to LTM EBITDA multiples for each group on the first day of the month over the period beginning on March 1, 2012 and ending on March 1, 2013.  For purposes of its analysis, Craig-Hallum considered negative EBITDA multiples or those greater than 50x not meaningful. Craig-Hallum noted that on average, the median EBITDA multiple for the bottom quartile was 13% and 18% lower than the middle fifty percent and the top quartile, respectively.  The difference between the middle fifty percent and top quartile was not as large as the bottom quartile. On average, the median EBITDA multiple of the middle fifty percent was 6% lower than the top quartile.  Over the measurement period, the Company ranged from the 8th percentile to the 30th percentile and fell in the bottom quartile 77% of the time and the middle fifty percent 23% of the time.

Trading Impact Analysis

Craig-Hallum reviewed trading data for 21 companies that completed a 2:1 or greater stock split between March 5, 2011 and September 5, 2012.  Craig-Hallum excluded companies operating in the chemicals, financial services, metals, oil and gas, and utility industries or companies with market capitalization below $50 million. Craig-Hallum did not include transactions after September 5, 2012 because these companies did not have at least six months of trading data following the effective date of the transaction.  The Recapitalization is not a stock split, but is similar in some respects because following the Recapitalization there will be approximately 3.5x the number of current shares outstanding.  Craig-Hallum noted that the median increase in average daily trading volume for these transaction during the six month period after the stock split was 26.3% compared to the prior six month period (on a split adjusted basis).

Craig-Hallum also reviewed 23 transactions between March 5, 2008 and September 4, 2012 which are similar to the strategic capital initiatives that are planned following the Recapitalization.  Craig-Hallum noted that the median increase in average daily trading volume during the six month period after these transactions was 46.7% compared to the prior six month period.

Conclusion

Based upon and subject to the foregoing, it was Craig-Hallum’s opinion that, as of March 5, 2013, the proposed Recapitalization was fair, from a financial point of view, to the minority shareholders of the Company.

Reasons for the Recapitalization

The Board and the Special Committee believe that the Recapitalization and approval of the Proposed Amendments is desirable and in the best interests of the Company and all of its shareholders.  The Board and the Special Committee believe that the potential advantages of the Recapitalization include, but are not limited to, the following.

The following discussion of factors considered by the Board and the Special Committee is not intended to be exhaustive, but includes the material factors considered by the Board and the Special Committee in deciding to proceed with the Recapitalization.  In light of the variety of factors considered, neither the Board nor the Special Committee found it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations and recommendations.

Increased Liquidity and Expanded Institutional Ownership Base

The Existing Stock is thinly traded and its ownership is highly concentrated, thereby limiting the ability of institutional investors to purchase it.  The Recapitalization will increase the number of the Company’s outstanding shares by 3½ times and, thereby, may cause the market price to more efficiently reflect the value of the Company’s shares, enhance the ability of institutional investors to acquire the Company’s shares and reduce the volatility in the market for the Company’s shares.  The Recapitalization will also enable the Company to issue Class A Common Stock for various corporate purposes, without substantially diluting the voting power of existing shareholders.  In addition, the Recapitalization will enable any shareholder to dispose of a portion of their investment in the Company, without substantially diluting their voting power, by disposing of Class A Common Stock and retaining Class B Common Stock.  A disposition of Class A Common Stock by Mr. Hays would further increase the number of shares in the market.  Accordingly, the Recapitalization may further increase the liquidity of the Company’s shares over time.

Enhance Shareholder Value

The Company believes that the Existing Stock currently trades at a discount to its peers.  The Board and the Special Committee believe that this discount is due, in part, to the lack of liquidity and the limited Existing Stock available for trading.  As discussed above, the Recapitalization is intended to significantly increase the number of shares available for trading over time.

Increased Shareholder Flexibility and Company Continuity

Under the Recapitalization, shareholders desiring to maintain their voting positions would, to a great degree, be able to do so even if they decide to sell or otherwise dispose of a significant amount of their equity interest in the Company by selling shares of Class A Common Stock.  Accordingly, the Recapitalization would give all shareholders increased flexibility to dispose of a portion of their equity interest in the Company and otherwise to determine the extent of their equity ownership without necessarily materially affecting their relative voting power.

In addition, the ability to dispose of Class A Common Stock should also reduce the risk of a disruption in the continuity of the Company’s long-term plans and objectives that could currently result if Mr. Hays should find it desirable or necessary to sell a significant block of Existing Stock for diversification, estate planning or for other purposes.

Increased Company Flexibility

With the introduction of the Class A Common Stock with lower voting and dividend rights, the Company should have the ability to access new sources of financing by issuing shares of Class A Common Stock without compromising the Company’s stability by diluting existing shareholders’ voting power and dividend rights.  In addition, the Company may issue shares of Class A Common Stock for various corporate purposes, including effecting acquisitions and incentivizing the Company’s associates through equity grants, with minimal voting and dividend dilution.

The Company has no present plan to issue additional equity securities in any acquisition or financing transaction after the implementation of the Recapitalization.  If the Company issues any shares in connection with any such transactions, it is more likely to issues shares of Class A Common Stock to minimize dilution of the existing shareholders’ voting power.

Key Company Associates

The Board and the Special Committee believe that the ability to issue Class A Common Stock without materially diluting the voting power and dividend rights of existing shareholders increases its flexibility in structuring compensation to incentivize key Company associates and other management stakeholders to work for the Company’s long-term success.  Accordingly, implementing the Recapitalization may enhance the Company’s ability to attract and retain highly qualified key associates and other stakeholders.

Certain Potential Disadvantages of the Recapitalization

Although the Board and the Special Committee each unanimously determined that the Recapitalization is desirable and in the best interests of the Company and its shareholders, the Board and the Special Committee recognize that the Recapitalization involves certain potential disadvantages, including the following:

Could Prolong the Period of Time During Which Michael D. Hays Can Exercise a Controlling Influence on Corporate Matters

Mr. Hays currently has the ability to elect all of the directors of the Company and to determine the outcome of most matters submitted for a vote of the shareholders.  This will not change following the Recapitalization.  This concentration of voting control in Mr. Hays limits the ability of all of the shareholders of the Company, other than Mr. Hays, to influence corporate matters.

One of the principal purposes of the Recapitalization is to create the Class A Common Stock, which can then be used to raise equity capital, finance stock-based acquisitions and/or fund associate equity incentive programs.  In the past, the Company issued shares of Existing Stock for such purposes, and over time the issuance of additional shares of Existing Stock will result in voting dilution to all of the   shareholders.  This dilution could eventually result in Mr. Hays owning less than a majority of the Company’s total outstanding voting power, although his ownership interest in the Company would continue to be substantial.  Once Mr. Hays owns less than a majority of the Company’s total outstanding voting power, he would no longer have the unilateral ability to elect all of the directors of the Company and to determine the outcome of most matters submitted for a vote of the Company’s shareholders.  Because the shares of Class A Common Stock have 1/100th of a vote (except as required by the Wisconsin Business Corporation Law), the issuance of such shares could prolong the duration of Mr. Hays’ current relative ownership of the Company’s voting power and his ability to elect all of the Company’s directors and to determine the outcome of most matters submitted to a vote of the  shareholders.

Anti-Takeover Effect

Because the Recapitalization may prolong the duration of Mr. Hays’ ability to determine the outcome of most matters submitted to a vote of the Company’s shareholders, it may have the effect of limiting the likelihood of an unsolicited merger proposal, unsolicited tender offer or proxy contest for the removal of directors.  As a result, the Recapitalization might deprive the shareholders of the Company of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace the directors and management of the Company.

As discussed above, Mr. Hays currently has the ability to elect all of the directors of the Company and to determine the outcome of most matters presented to the shareholders, including the approval or disapproval of any acquisition of the Company.  The Recapitalization will allow Mr. Hays to continue to exercise such control even if he substantially reduces his existing investment in the Company by disposing of Class A Common Stock.  In addition, Mr. Hays could sell shares of Class A Common Stock and use the proceeds to purchase additional shares of Class B Common Stock, thereby increasing his voting power.

In addition, the Articles contain certain provisions that may have an “anti-takeover” effect.  In particular, the Articles contain authority for the Board to issue up to 2,000,000 shares of preferred stock without shareholder approval.  Although the Board has no present intention to issue any such shares, the Board could issue such shares in a manner that deters or seeks to prevent an unsolicited bid for the Company.  The Articles also provide that the Board is divided into three classes, with staggered terms of three years each, and accordingly, it would take at least two annual meetings to change a majority of the Board.  Furthermore, the Articles do not provide for cumulative voting, and accordingly, a significant minority shareholder could not necessarily elect any designee to the Board.  These provisions will remain in the Amended and Restated Articles.

The Board is not aware of any bona fide offer by any person or group, including Mr. Hays or other members of the Company’s management, to acquire any significant amount of Existing Stock, or control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise, or to change the Company’s current Board or management.

Investment by Institutions

The Recapitalization may negatively affect the decision of certain institutional investors to purchase Common Stock that would otherwise consider investing in the Existing Stock.  The holding of lower voting common stock, such as the Class A Common Stock, may not be permitted by the investment policies of certain institutional investors or may be less attractive to managers of certain institutional investors.

Class A Common Stock May Not be Attractive to Certain Parties

The Company may use shares of Class A Common Stock from time to time as consideration in connection with the acquisition of other businesses.  It is possible that businesses that the Company is interested in acquiring will not agree to accept shares of Class A Common Stock because such shares of stock carry less favorable voting and dividend rights.  In that instance, if the Company still wanted to pay for the acquisition with stock consideration, the Company would have to issue shares of Class B Common Stock, which would result in both economic and voting dilution to all shareholders.  Businesses that the Company is interested in acquiring may also refuse to accept shares of Class A Common Stock if such stock trades at a significant discount to the shares of Class B Common Stock or if the trading market for the shares of Class A Common Stock is not well-developed or suffers from limited liquidity.

The Company may use shares of Class A Common Stock in connection with equity incentives for the Company’s associates, but it is possible that the associates may not wish to receive equity incentives consisting of shares of Class A Common Stock.  This is particularly true if the shares of Class A Common Stock trade at a significant discount to the shares of Class B Common Stock or if the trading market for the shares of Class A Common Stock is not well developed or suffers from limited liquidity.  If associates are not adequately incentivized by receiving shares of Class A Common Stock, then the Company might have to issue shares of Class B Common Stock in order to provide sufficient equity incentives, which would result in both economic and voting dilution to all shareholders.  Alternatively, the Company might have to find other ways to incentivize its associates.

If the Class A Common Stock trades at a discount to the Class B Common Stock, businesses that the Company is interested in acquiring may demand more shares of Class A Common Stock in exchange for accepting such stock as consideration.  The same is true for the Company’s associates in connection with equity incentives. If this occurs, then issuances of Class A Common Stock may ultimately be more economically dilutive to all shareholders than issuances of Class B Common Stock.

A Liquid Trading Market for the Class A Common Stock May Not Develop

The Company believes that a robust and sufficiently liquid market for the Class A Common Stock will develop following the Recapitalization.  However, it is possible that such a market will not develop. Even if such a market does develop, there can be no assurance that the Class A Common Stock will not trade at a discount to the Class B Common Stock.  If a liquid market does not develop or the Class A Common Stock trades at a discount to the Class B Common Stock, it is possible that the Company will not be able to achieve all of the benefits that the Company anticipates from the issuance of the Class A Common Stock.

Potential U.S. Federal Income Tax Consequences

The Company believes that neither the Reclassification of the Existing Stock into Class B Common Stock nor the Dividend of Class A Common Stock will be currently taxable to a U.S. Holder (as defined below under “Certain Other Effects of the Recapitalization—Certain U.S. Federal Income Tax Considerations”) except to the extent of cash received in lieu of a fractional share (if any), and neither the Class A Common Stock nor the Class B Common Stock will constitute “Section 306 stock” within the meaning of Section 306(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

However, if the Reclassification of the Existing Stock into Class B Common Stock or the Dividend of Class A Common Stock is currently taxable, then a shareholder of Existing Stock may be taxable on the fair market value of the Class A Common Stock and/or the Class B Common Stock received.  In addition, if either class of Common Stock is determined to constitute Section 306 stock, a shareholder will be deemed to realize ordinary income as opposed to capital gain upon redemption or certain other dispositions of such Section 306 stock.  The rules of Section 306 of the Code are complex, and each shareholder should consult with that shareholder’s own tax advisor regarding the tax consequences of the Recapitalization.

Description of the Class A Common Stock and the Class B Common Stock

The Amended and Restated Articles will reclassify each share of Existing Stock as one-half (1/2) of one share of Class B Common Stock and create the Class A Common Stock.  The rights, preferences and privileges of, and the restrictions on, the Class A Common Stock and the Class B Common Stock are set forth in full in the text of the Amended and Restated Articles, which is attached to this proxy statement as Appendix A.  The following summary of the Proposed Amendments should be read in conjunction with, and is qualified in its entirety by reference to, Appendix A.

Voting

Under the Articles, the holder of each share of Existing Stock is entitled to one vote per share on each matter presented to the shareholders.  If the shareholders approve the Proposed Amendments (and, thereby, the Amended and Restated Articles), each share of Class B Common Stock will continue to entitle the holder thereof to one vote per share on all matters on which shareholders are entitled to vote, including the election of directors.  The holder of each share of Class A Common Stock will be entitled to one-one-hundredth (1/100th) of one vote per share on each matter presented to the shareholders.  The Class A Common Stock and the Class B Common Stock will vote on all matters as a single class, except as otherwise provided by the Wisconsin Business Corporation Law.

Dividends and Other Distributions

Pursuant to the Amended and Restated Articles, other than share distributions and liquidation rights, no dividend or other distribution may be declared or paid on the Class B Common Stock unless a dividend is simultaneously declared and paid on the Class A Common Stock in an amount per share equal to one-sixth (1/6th) of the amount per share declared and paid on the Class B Common Stock.  Conversely, no dividend or other distribution may be declared or paid on the Class A Common Stock unless a dividend is simultaneously declared and paid on the Class B Common Stock in an amount per share equal to six (6) times the amount per share declared and paid on the Class B Common Stock.

Since 2005, the Company has paid quarterly cash dividends on the Existing Stock.  In March 2013, in connection with the approval of the Recapitalization, the Board decided to suspend the payment of cash dividends on the Existing Stock (and, consequently, the Class A Common Stock and the Class B Common Stock after the Recapitalization) in order to try to insulate the volume and trading price of the Class A Common Stock and the Class B Common Stock from significant fluctuations resulting from the Recapitalization until a sufficient and independent trading market is established for each of the Class A Common Stock and the Class B Common Stock.  The payment and amount of future dividends, if any, is at the discretion of the Board and will depend on the Company’s future earnings, financial condition, general business conditions, alternative uses of the Company’s earnings and other factors.

Dividends or other distributions payable in shares of Common Stock or any other securities of the Company or of any other person (collectively, a “share distribution”) may be made only as follows: (a) shares of one class of Common Stock (the “first class”) may be distributed on shares of that class, provided that there is declared and paid a simultaneous distribution of shares of the other class of Common Stock (the “second class”) to the holders of the second class, where such simultaneous distribution shall consist of a number of shares of the second class equal on a per share basis to the number of shares of the first class which are distributed to holders of the first class; (b) subject to any limitations of the Wisconsin Business Corporation Law, shares of the first class may be distributed on shares of the second class, provided that there is declared and paid a simultaneous distribution of shares of the first class to holders of shares of the first class, which simultaneous distribution shall consist of a number of shares of the first class equal on a per share basis to the number of shares of the first class which are distributed to holders of the second class; or (c) A share distribution consisting of shares of any class or series of securities of the Company or any other person other than Class A Common Stock or Class B Common Stock (and other than securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A Common Stock or Class B Common Stock), on the basis of a distribution of one class or series of securities to holders of shares of Class A Common Stock and, on an equal per share basis, one class or series of securities to holders of shares of Class B Common Stock; provided that the securities so distributed (and, if applicable, the securities into which the distributed securities are convertible or for which they are exchangeable or which they evidence the right to purchase) do not differ in any respect other than their relative voting and dividend rights (which must be in proportion to the one to one-one-hundredth (1/100th) of one voting right and one to one-sixth (1/6th) dividend right provided for the Class B Common Stock and Class A Common Stock, respectively, in the Amended and Restated Articles) and any related differences in designation, conversion and share distribution provisions.

The Company may split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock only if the outstanding shares of the other class of Common Stock are proportionally split, subdivided or combined in the same manner and on the same basis.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after there shall have been paid to or set aside for the holders of preferred stock the full preferential amounts, if any, to which they are entitled, the holders of Class A Common Stock and the holders of Class B Common Stock will receive pro rata, according to the number of shares held by each, the remaining assets of the Company available for distribution to holders of Common Stock.

Equal Status

Except as expressly provided in the Amended and Restated Articles, shares of Class A Common Stock and Class B Common Stock will have the same rights and privileges and rank equally, share ratably and be identical in all resects as to all matters, including the following:  in the event of any distribution of property, merger, consolidation, purchase or acquisition of property or stock, asset transfer, division, share exchange, recapitalization or reorganization of the Company, the holders of Class A Common Stock and Class B Common Stock will receive the same property, shares of stock, other securities or rights or other assets as would be issuable or payable upon such distribution, merger, consolidation, purchase or acquisition of property or stock, asset transfer, division, share exchange, recapitalization or reorganization of the Company in proportion to the number of shares held by them, without regard to class.

Convertibility

Neither the Class A Common Stock nor the Class B Common Stock will be convertible into the other class of Common Stock, except that all outstanding shares of Class A Common Stock may be converted into shares of Class B Common Stock on a share-for-share basis, at the discretion of the Board, if, as a result of any statute, law, regulation, court order, legal process or rule or rule interpretation of a national securities exchange, either the Class A Common Stock or Class B Common Stock is, or both are, excluded from, or the Board determines that either the Class A Common Stock or Class B Common Stock is, or both are, subject to exclusion from, listing on the NASDAQ Stock Market or, if such shares are listed on another national securities exchange, from trading on the principal national securities exchange on which the shares are traded.  In making such a determination, the Board may conclusively rely on any information or documentation available to it, including filings made with the Securities and Exchange Commission, any national securities exchange, stock market or any other governmental or regulatory agency or any written instrument purporting to be authentic.  Upon any such conversion, the voting interests of the holders of Class B Common Stock would be diluted.  In addition, to the extent that the Class B Common Stock has a market price that is higher than the market price of the Class A Common Stock immediately prior to such conversion, the market price of the Class B Common Stock may be decreased on conversion of the Class A Common Stock into Class B Common Stock.

Preemptive Rights

The Common Stock does not carry any preferential or preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of the Company or any other securities convertible into shares of any class of stock of the Company.

Transferability/Listing

Like the Existing Stock, the Class A Common Stock and the Class B Common Stock will be freely transferable.  See “Certain Other Effects of the Recapitalization — Securities Act of 1933.”  The Existing Stock is currently listed on the NASDAQ Global Select Market.  The Company intends to file appropriate applications and notices with NASDAQ to list the Class A Common Stock and, if necessary, to continue the listing of the Class B Common Stock on the NASDAQ Global Select Market from and after the date that the Recapitalization becomes effective.  See “Certain Other Effects of the Recapitalization — Potential Changes in Law or Regulations.”  The listing of the shares of Class A Common Stock is subject to NASDAQ’s approval of such listing applications and notices, which will be conditioned upon the Company’s satisfaction of certain listing requirements.  The Company believes it will be able to satisfy these listing requirements.

Increase in Authorized Common Stock

The Articles presently authorize 20,000,000 shares of one class of common stock, par value $0.001 per share.  The Amended and Restated Articles will create a second class of common stock and increase the authorized number of shares of all classes of capital stock from 22,000,000 to 142,000,000, consisting of 60,000,000 shares of Class A Common Stock, 80,000,000 shares of Class B Common Stock and 2,000,000 shares of preferred stock.  Based on the number of shares of Existing Stock that are outstanding as of the Record Date, after the Recapitalization 20,732,784 shares of Class A Common Stock and approximately 3,455,464 shares of Class B Common Stock would be issued and outstanding.  Additional shares of Class A Common Stock and Class B Common Stock would therefore be available for issuance from time to time in the future, for any proper corporate purpose, including equity financings, stock splits, stock dividends, acquisitions, equity incentive or stock option plans for the Company’s associates and non-employee directors and other benefit plans for the Company’s associates.  No further action or authorization by the shareholders would be necessary prior to the issuance of the additional shares of Class A Common Stock or Class B Common Stock unless applicable laws or regulations would require such approval in a given instance.  As of the date of this proxy statement, the Company has no agreements, understandings or plans for the issuance of additional shares of Common Stock other than pursuant to its existing equity incentive and stock option plans.

Preferred Stock

Pursuant to the Articles, the Board has the authority, without further action by the shareholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock.  The Board, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock.  As a result, preferred stock could be issued quickly with terms calculated to delay or prevent a change of control of the Company or make removal of management more difficult.  Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the Common Stock and may adversely affect the voting and other rights of the holders of Common Stock.  At present, there are no shares of preferred stock outstanding.

Anti-Takeover Effects of Various Provisions of Wisconsin Law and the Articles and By-laws of the Company

Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of public Wisconsin corporations such as the Company held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares.  This statutory voting restriction does not apply to shares acquired directly from the Company or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate a broad range of “business combinations” between a Wisconsin corporation and an “interested stockholder.”  Wisconsin Business Corporation Law defines a “business combination” to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets equal to at least 5% of the market value of the stock or assets of a corporation or 10% of its earning power, issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, adoption of a plan of liquidation, and certain other transactions involving an “interested stockholder.”  An “interested stockholder” is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation, or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years.  Sections 180.1140 to 180.1144 prohibit a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition.  Business combinations after the three-year period following the stock acquisition date are permitted only if:

●	The board of directors approved the acquisition of the stock prior to the acquisition date; or

●	The business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or

●	The consideration to be received by shareholders meets certain requirements with respect to form and amount; or

●	The business combination is of a type specifically excluded from the coverage of the statute.

Sections 180.1140 to 180.1144 do not currently apply to Mr. Hays, since by their terms they do not apply to the shares of common stock held by a shareholder at the time of the Company’s initial public offering (which occurred in 1997) and the Board approved for purposes of Sections 180.1140 to 180.1144 any acquisitions, whether by purchase, gift or otherwise, made by Mr. Hays after that time.  The Articles contain provisions that are similar to the provisions of Sections 180.1140 to 180.1144.

Sections 180.1130 to 180.1133 of the Wisconsin Business Corporation Law provide that some “business combinations” not meeting specified adequacy-of-price standards must be approved by a vote of at least 80% of the votes entitled to be cast by shareholders and by two-thirds of the votes entitled to be cast by shareholders other than a “significant shareholder” who is a party to the transaction.  The term “business combination” is defined to include, subject to some exceptions, a merger or consolidation of the Company (or any subsidiary of the Company) with, or the sale or other disposition of substantially all of the Company’s assets to, any significant shareholder or affiliate thereof.  “Significant shareholder” is defined generally to include a person that is the beneficial owner of 10% or more of the voting power of the common stock.

Section 180.1134 provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded.  Under Section 180.1134, shareholder approval is required for the corporation to:

●
Acquire more than 5% of the outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares; or

●
Sell or option assets of the corporation that amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

The restrictions described in the first bullet point above may have the effect of deterring a shareholder from acquiring the Company’s shares with the goal of seeking to have the Company repurchase such shares at a premium over the market price.

Under the Articles and the Company’s By-laws, the Board is divided into three classes, with staggered terms of three years each.  Each year the term of one class expires.  The Articles provide that any vacancies on the Board shall be filled only by the affirmative vote of a majority of the directors in office, even if less than a quorum.  Any director so elected will serve until the next election of the class for which such director is chosen and until his or her successor is duly elected and qualified.

The Articles provide that any director may be removed from office, but only for cause by the affirmative vote of at least 66-2/3% of all outstanding shares entitled to vote in the election of directors.  However, if at least two-thirds of the Board plus one director vote to remove a director, such director may be removed without cause by a majority of the voting power of our outstanding shares of capital stock entitled to vote thereon.

In addition, the Company’s By-laws establish a procedure that shareholders seeking to call a special meeting of shareholders must satisfy.  This procedure involves notice to the Company, the Company’s receipt of written demands for a special meeting from holders of 10% or more of the issued and outstanding shares of common stock, a review of the validity of such demands by an independent inspector appointed by the Company and the fixing of the record and meeting dates by the Board.  In addition, shareholders demanding such a special meeting must deliver to the Company a written agreement to pay the costs the Company incurs in holding a special meeting, including the costs of preparing and mailing the notice of meeting and the proxy material for our solicitation of proxies for use at such meeting, in the event such shareholders are unsuccessful in their proxy solicitation.

The Company’s By-laws also provide the Board with discretion in postponing shareholder meetings, including, within some limits, special meetings of shareholders.  Additionally, the chief executive officer or the Board, acting by resolution, may adjourn a shareholder meeting at any time prior to the transaction of business at such meeting.  The Company’s By-laws also contain strict time deadlines and procedures applicable to shareholders seeking to nominate a person for election as a director or to otherwise bring business before a meeting.

These provisions of the Articles (which will continue to be in the Amended and Restated Articles), the Company’s By-laws and the Wisconsin Business Corporation Law could have the effect of delaying or preventing a change of control of the Company.

Shareholder Information

Following the Recapitalization, the Company will deliver to the holders of Class A Common Stock and Class B Common Stock the same proxy statements, annual reports and other information and reports as it currently delivers to the holders of the Existing Stock.

Certain Other Effects of the Recapitalization

Effect on Relative Voting Power and Equity Interest

Since the Recapitalization affects each holder of Existing Stock in the same way, the relative voting power and equity interest of each holder of a share of Existing Stock will be the same immediately after the Recapitalization as it was immediately prior thereto (except that the relative voting power and equity interest of certain holders will be reduced slightly by the payment of cash in lieu of fractional shares created as a result of the Reclassification).  Shareholders who sell their shares of Class B Common Stock after the Recapitalization will lose a greater amount of voting power in proportion to their equity interest than they would have prior to the Reclassification.  Conversely, shareholders who purchase only additional shares of Class B Common Stock after the Reclassification will increase their voting power in the Company relative to their equity interest.  Existing shareholders could sell shares of Class A Common Stock and use the proceeds to acquire additional shares of Class B Common Stock, thereby increasing their voting power in the Company relative to their equity interest.

Effect on Market Price

As of the close of business on April 3, 2013, the closing price of the Existing Stock was $57.15 per share as reported on the NASDAQ Global Select Market.  The Company believes that the market price of shares of Class A Common Stock and Class B Common Stock immediately after the Recapitalization should generally reflect the Dividend and Reclassification.  It is possible, however, that the market price of the Class A Common Stock and Class B Common Stock after the Recapitalization will not adjust in proportion to the increase in the number of shares of Common Stock outstanding as a result of the Recapitalization, and there can be no assurance that the market price of shares of Class A Common Stock and Class B Common Stock will collectively equal or exceed the market price of shares of Existing Stock prior to the Recapitalization.  Furthermore, the market price of shares of the Common Stock after the Recapitalization will continue to depend on many factors, including, among others, the future performance of the Company, general market conditions and conditions relating to companies in businesses and industries similar to that of the Company.  Accordingly, the Company cannot predict the prices at which the Class A Common Stock and Class B Common Stock will trade following the Recapitalization just as the Company could not predict the price at which the Existing Stock would trade absent the Recapitalization.

Under certain circumstances, the Class B Common Stock could trade at a premium to the Class A Common Stock.  This is true especially if cash dividends are paid on the Common Stock.

Effect on Trading Market and Potential Reduced Relative Liquidity of Class B Common Stock

Upon effectiveness of the Reclassification, approximately 3,455,464 shares of Class B Common Stock will be issued and outstanding as compared to 6,910,928 shares of Existing Stock outstanding on the Record Date.  The relatively smaller number of shares of Class B Common Stock could adversely affect the liquidity of that class compared with that of the Existing Stock.

In order to minimize dilution of voting power and dividend rights to existing shareholders, the Company is more likely to issue additional Class A Common Stock than Class B Common Stock in the future to raise equity, finance acquisitions or fund associate stock incentive programs.  Furthermore, significant shareholders may be more likely to dispose of Class A Common Stock over time than Class B Common Stock.  Any such issuance of additional Class A Common Stock by the Company or dispositions of Class A Common Stock by significant or other shareholders may serve to further increase market activity in Class A Common Stock relative to the Class B Common Stock.

Effect on Percentage Interest

The percentage interest of each shareholder in the total equity of the Company will not be changed by the Recapitalization, except for minor changes as a result of the payment of cash in lieu of the issuance of fractional shares created as a result of the Reclassification.

Effect on Equity Incentive Plans and Outstanding Equity Awards

The Company presently has two active equity incentive plans under which new equity incentive awards can be granted, the National Research Corporation 2006 Equity Incentive Plan (the “2006 Plan”) and the National Research Corporation 2004 Non-Employee Director Stock Plan (the “2004 Plan”). The 2006 Plan authorizes adjustments in the event of certain transactions, including the Recapitalization, to any or all of (i) the number and type of shares subject to the 2006 Plan and which thereafter may be made the subject of awards under the 2006 Plan, (ii) the number and type of shares subject to outstanding awards, and (iii) the grant, purchase, or exercise price with respect to any award, subject to specified limitations.  The 2004 Plan similarly permits adjustments in the event of certain transactions, including the Recapitalization, to the aggregate number of shares available under the 2004 Plan, the number of shares to be issued on an annual basis under the 2004 Plan, the number and kind of shares subject to outstanding options under the 2004 Plan and the exercise price of outstanding options, in each case as appropriate to prevent dilution or enlargement of the benefits intended to be made available under the 2004 Plan.  The Company has two additional equity incentive plans under which awards are outstanding but no additional awards may be made, the National Research Corporation 2001 Equity Incentive Plan (the “2001 Plan”) and the National Research Corporation Director Stock Plan (the “1997 Plan” and, together with the 2001 Plan, the 2006 Plan and the 2004 Plan, the “Equity Incentive Plans”).  The 2001 Plan and the 1997 Plan include adjustment language similar to the 2006 Plan and the 2004 Plan, respectively.  As of the Record Date, the Company had outstanding options to purchase 445,615 shares of Existing Stock and 20,203 shares of unvested restricted stock under the Equity Incentive Plans.

In connection with the Recapitalization, the shares reserved under the 2006 Plan and the 2004 Plan, and the outstanding equity awards under the Equity Incentive Plans, will be adjusted as follows:

•
Outstanding stock options to purchase common stock will be adjusted so that each option that formerly covered one share of Existing Stock will, immediately after the Recapitalization,  represent options to purchase one half share of Class B Common Stock and three shares of Class A Common Stock.  The exercise price of the options will be adjusted after the Recapitalization to ensure that (i) the excess of the aggregate fair market value of the shares subject to the options immediately after the Recapitalization does not exceed the excess of the aggregate fair market value of the shares subject to the option immediately prior to the Recapitalization, and (ii) on a share by share comparison, the ratio of the option price to the fair market value of the shares subject to the options immediately after the Recapitalization is not more favorable to the option holder than such ratio immediately before the Recapitalization, in compliance with the requirements of the regulations under Code Section 409A.

•
Each outstanding share of unvested restricted stock will be adjusted to represent, immediately after the Recapitalization, one half share of Class B Common Stock and three shares of Class A Common Stock.

•
Each share of common stock reserved under the 2006 Plan for future awards will be adjusted to represent one half share of Class B Common Stock and three shares of Class A Common Stock, and future awards may be made with respect to either Class A Common Stock or Class B Common Stock or any combination thereof, in the discretion of the Board or such committee thereof as may be designated to administer the 2006 Plan.

Accounting Matters

The par value per share of Common Stock would remain unchanged at $0.001 per share after the Recapitalization.  As a result, on the effective date of the Recapitalization, the stated capital on the Company’s balance sheet attributable to the Common Stock will be increased proportionally, based on the effective Dividend ratio and reverse stock split ratio of the Reclassification, from its present amount, and the additional paid-in capital account shall be debited with the amount by which the stated capital is increased.  The per share Common Stock net income and net book value will be decreased because there will be more shares of Common Stock outstanding.  The Company anticipates that it will give retroactive effect to prior period per share amounts and the Consolidated Statements of Shareholders’ Equity for the effect of the Recapitalization for any prior periods in its financial statements and reports such that prior periods are comparable to current period presentation.  The change will be reflected in financial statements issued on or after the effective date of the Recapitalization.  A footnote will disclose the retroactive treatment, explain the change made and state the date the change became effective.  The Company does not anticipate that any other material accounting consequences would arise as a result of the Recapitalization.

Effect on Preferred Stock

The Reclassification will not have any effect on the number of authorized shares of the Company’s preferred stock or the rights, preferences and privileges of, and restrictions on, the preferred stock.

Certain U.S. Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax considerations relevant to U.S. Holders (as defined below) relating to the Reclassification of the Existing Stock into Class B Common Stock and the Dividend of Class A Common Stock.  This summary is based upon current provisions of the Code, existing and proposed Treasury Regulations promulgated under the Code, judicial decisions and rulings, pronouncements and administrative interpretations of the Internal Revenue Service (the “IRS”), all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial, or administrative action.  The Company cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS or an opinion from counsel has been or will be sought on any of the matters discussed below.

The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the Reclassification of the Existing Stock into Class B Common Stock or the Dividend of Class A Common Stock.  Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of beneficial owners, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, tax-exempt entities, U.S. Holders whose functional currency is not the U.S. dollar, U.S. expatriates, persons who hold Existing Stock as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, controlled foreign corporations, passive foreign investment companies, or investors in pass through entities, including partnerships and Subchapter S corporations.  In addition, this summary is limited to holders who hold Existing Stock as a capital asset within the meaning of Section 1221 of the Code.  This summary does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, or any foreign tax laws.

THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATION PURPOSES.  THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE.  NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR BENEFICIAL OWNER OF EXISTING STOCK IS MADE.  YOU SHOULD CONSULT YOUR OWN ADVISORS WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES.

As used herein, the term “U.S. Holder” means a beneficial owner of Existing Stock that is:

•	An individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

•
A corporation or other entity taxable for U.S. federal income tax purposes as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
A trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

The Company believes that, in general, for United States federal income tax purposes (i) neither the Reclassification of the Existing Stock into Class B Common Stock nor the Dividend of Class A Common Stock will be currently taxable to a U.S. Holder except to the extent of cash received in lieu of a fractional share (if any), (ii) neither the Class A Common Stock nor the Class B Common Stock will constitute “Section 306 stock” within the meaning of Section 306(c) of the Code, (iii) the cost or other basis of each share of Existing Stock will be apportioned between the Class A Common Stock and the Class B Common Stock in proportion to the relative fair market value of the shares of each class of stock, and (iv) if the shares of Existing Stock are held as capital assets immediately before the effectiveness of the Recapitalization, the holding period for each new share of Class A Common Stock and Class B Common Stock will include such shareholder’s holding period for the share of Existing Stock with respect to which Class A Common Stock and Class B Common Stock is distributed.  Gain or loss will be recognized, however, on the subsequent sale or other taxable disposition of shares of Class A Common Stock and shares of Class B Common Stock.

THE PRECEDING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE.  ACCORDINGLY, BENEFICIAL OWNERS OF EXISTING STOCK SHOULD CONSULT THEIR OWN ADVISORS ON THE U.S. FEDERAL, STATE AND LOCAL, AND FOREIGN TAX CONSEQUENCES RELATING TO THE RECLASSIFICATION OF THE EXISTING STOCK INTO CLASS B COMMON STOCK AND THE DIVIDEND OF CLASS A COMMON STOCK, AND ON THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE LAW.

Securities Act of 1933

Because the Existing Stock will be reclassified as Class B Common Stock with essentially the same rights, powers and limitations, the Reclassification is not an “offer,” “offer to sell,” “offer for sale” or “sale” of a security within the meaning of Section 2(3) of the Securities Act of 1933, as amended (the “Securities Act”) and will not involve the substitution of one security for another under Rule 145 thereunder.  In addition, the Dividend of the Class A Common Stock as a stock dividend will not involve a “sale” of a security under the Securities Act or Rule 145.  Consequently, the Company is not required to register and has not registered the Class A Common Stock or the Class B Common Stock under the Securities Act.

Because the Reclassification and Dividend do not constitute a “sale” of either Class A Common Stock or Class B Common Stock under the Securities Act, shareholders will not be deemed to have purchased such shares separately from the Existing Stock under the Securities Act and Rule 144 thereunder.  Shares of Class B Common Stock held immediately upon effectiveness of the Amended and Restated Articles and shares of Class A Common Stock received in the Dividend, other than any such shares held by “affiliates” of the Company within the meaning of the Securities Act, may be offered for sale and sold in the same manner as the Existing Stock without registration under the Securities Act.  Affiliates of the Company, including Mr. Hays, will continue to be subject to the restrictions specified in Rule 144 under the Securities Act.

NASDAQ Criteria

The Existing Stock is currently traded on the NASDAQ Global Select Market and will continue to be traded on such market following the Recapitalization.

Application is being made to trade the Class A Common Stock on the NASDAQ Global Select Market.  The listing of the shares of Class A Common Stock is subject to NASDAQ’s approval of such listing applications and notices, which will be conditioned upon the Company’s satisfaction of certain listing requirements.  The Company believes it will be able to satisfy these listing requirements.

NASDAQ has advised the Company that the Recapitalization complies with the requirements of the Voting Rights Rule.  The effect of the Voting Rights Rule is to prohibit the listing of any securities of any issuer on any of the NASDAQ stock markets if the issuer issues any class of security, or takes other corporate action, with the effect of disparately reducing or restricting the per share voting rights of holders of an outstanding class or classes of common stock of the issuer.  The purpose of the Voting Rights Rule is to prohibit stock issuances and other corporate actions that disenfranchise existing shareholders.

Potential Changes in Law or Regulations

In prior years, bills have been introduced in Congress that, if enacted, would have prohibited the registration of common stock on a national securities exchange if such common stock was part of a class of securities which has no voting rights or carried disproportionate voting rights.  While these bills have not been acted upon by Congress, there can be no assurance that such a bill (or a modified version thereof) will not be introduced in Congress in the future.  Such type of legislation or other regulatory or judicial developments in the future could make the Class A Common Stock and/or the Class B Common Stock ineligible for trading on NASDAQ or other national securities exchanges.  The Company is unable to predict whether any such legislation, regulatory proposals or judicial developments will be adopted or otherwise become effective or whether they will have such effect.

The Proposed Amendments provide that the Board may cause the conversion of the Class A Common Stock into Class B Common Stock on a share-for-share basis if either the Class A Common Stock or the Class B Common Stock is, or both are, excluded from, or if the Board determines that either class is, or both are, ineligible for listing on, the NASDAQ Global Select Market or, if such shares are then listed on a different national securities exchange, from trading on the such national securities exchange.  In making such determination, the Board may conclusively rely on any information or documentation available to it, including filings made with the Securities and Exchange Commission, any national securities exchange, stock market or any other governmental or regulatory agency or any written instrument purporting to be authentic.

Trading Between the Dividend Record and Payment Dates

Beginning on the record date for the Dividend and continuing until the Dividend payment date, there may be two markets in the Company’s Existing Stock on the NASDAQ Global Select Market: a “regular way” market and an “ex-dividend” market.  Shares of Existing Stock that trade on the regular way market trade with an entitlement to shares of Class A Common Stock to be distributed via the Dividend.  Shares that trade on the ex-dividend market trade without an entitlement to shares of Class A Common Stock to be distributed via the Dividend, so that holders of Existing Stock who sell shares ex-dividend will be entitled to receive shares of Class A Common Stock even though they have sold their shares of Existing Stock after the Dividend record date.  Therefore, if you own shares of Existing Stock on the record date for the Dividend and sell those shares on the regular way market before the payment date of the Dividend, you will also be selling the shares of Class A Common Stock that would have been distributed to you.  If, however, you sell your shares of Existing Stock in the “ex-dividend” market between the record date of the Dividend and the payment date, then you will still receive the shares of Class A Common Stock attributable to the shares of Existing Stock that you sold.

Furthermore, on or about the record date for the Dividend, trading of shares of Class A Common Stock may begin on a “when issued” basis.  When issued trading refers to a sale or purchase made conditionally because the security has been authorized but has not yet been issued.  On the first trading day following the payment date of the Dividend, when issued trading with respect to Class A Common Stock, if it ever commenced, would end and regular way trading will begin.

Interests of Certain Persons

As of the Record Date, Mr. Hays beneficially owned approximately 54% of the issued and outstanding shares of the Existing Stock.  As a result, Mr. Hays currently has the ability to elect all the directors of the Company and to determine the outcome of most matters submitted for a vote of the shareholders of the Company.

After the Recapitalization, Mr. Hays will beneficially own approximately 54% of the issued and outstanding shares of the Class A Common Stock and approximately 54% of the issued and outstanding shares of the Class B Common Stock.  As a result of the Recapitalization, Mr. Hays will have the ability to determine the outcome of most matters on which the holders of Class A Common Stock or Class B Common Stock are entitled to vote as separate classes, including any amendment to the Amended and Restated Articles that requires such a separate class vote, so long as he holds a majority of the issued and outstanding shares of Class A Common Stock and a majority of the issued and outstanding shares of Class B Common Stock.  Furthermore, even if Mr. Hays substantially reduces his existing investment in the Company by disposing of a significant amount of his shares of Class A Common Stock and retaining Class B Common Stock, he will continue to have the ability to elect all the directors of the Company and to determine the outcome of most matters submitted for a vote of the shareholders of the Company, other than those matters on which the holders of Class A Common Stock are entitled to vote as a separate class.  This benefit to Mr. Hays arises as a result of his beneficial ownership of a majority of the issued and outstanding Existing Stock.  Mr. Hays is also a member of the Board.  In his capacity as a member of the Board, Mr. Hays voted in favor of the Amended and Restated Articles (and each of the Proposed Amendments contained therein) and the Dividend.  Furthermore, in his capacity as shareholder of the Company, Mr. Hays has indicated that he intends to vote all shares owned by him “FOR” the approval of the Amended and Restated Articles (and each of the Proposed Amendments contained therein).

Surrender of Stock Certificates

Following the Recapitalization, the Class A Common Stock and the Class B Common Stock will be issued in uncertificated form.  As soon as practicable after the effectiveness of the Recapitalization, the Company’s transfer agent will mail to each record holder of Existing Stock a statement of the shares of Class A Common Stock owned and a letter of transmittal (the “Transmittal Letter”).  A statement of the shares of Class B Common Stock owned and checks representing any payment in lieu of fractional shares will be sent to the record holders of Existing Stock who deliver properly executed Transmittal Letters accompanied by their certificates representing shares of Existing Stock.  Shareholders should surrender certificates representing Existing Stock only after they have received the Transmittal Letter, and then only in accordance with the instructions contained in the Transmittal Letter.

Although the Existing Stock certificates will no longer specify the correct designation of shares, the Existing Stock certificates shall, until surrendered as provided in the transmittal letter, represent the number of shares of Class B Common Stock to which such record holder is entitled.  SHAREHOLDERS SHOULD NOT SEND ANY CERTIFICATES TO THE COMPANY WITH THE ENCLOSED PROXY.

THE BOARD BELIEVES THAT THE ADOPTION OF THE AMENDED AND RESTATED ARTICLES (AND EACH OF THE PROPOSED AMENDMENTS CONTAINED THEREIN) IS DESIRABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” SUB-PROPOSAL 2A AND SUB-PROPOSAL 2B.  SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” APPROVAL OF SUB-PROPOSAL 2A AND SUB-PROPOSAL 2B.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal provides our shareholders with the opportunity to cast a vote either for or against a non-binding, advisory resolution to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion in this proxy statement.  We are required to hold this vote by Section 14A of the Securities Exchange Act of 1934.  As discussed in the Compensation Discussion and Analysis above, beginning on page 11, we have designed our executive compensation and benefit programs for our executive officers, including our named executive officers, to advance the following core principles:

•	We strive to compensate our executive officers at competitive levels to ensure that we attract and retain a highly competent, committed management team.

•	We provide our executive officers with the opportunity to earn competitive pay as measured against comparable companies.

•	We link our executive officers’ compensation, particularly annual cash incentives, to established Company financial performance goals.

We believe that a focus on these principles will benefit us and, ultimately, our shareholders in the long term by ensuring that we can attract and retain highly-qualified executive officers who are committed to our long-term success.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 11 and the tabular and other disclosures on compensation beginning on page 18, and cast an advisory vote either for or against the following resolution:

“Resolved, that shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our shareholders, and will take into account the outcome of this vote in considering future compensation arrangements.

Assuming a quorum is present at the Annual Meeting, the number of votes cast for the non-binding resolution to approve the Company’s executive compensation program must exceed the number of votes cast against it.  Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” the non-binding resolution and will be disregarded in the calculation of votes cast.  A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

The Company will ask its shareholders to consider an advisory vote on the compensation of our named executive officers every year until otherwise determined by a vote of our shareholders pursuant to applicable Securities and Exchange Commission rules.  The next advisory vote on the compensation of our named executive officers will occur at the 2014 annual meeting of shareholders.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.  SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

MISCELLANEOUS

Independent Registered Public Accounting Firm

KPMG LLP acted as the independent registered public accounting firm for the Company in 2012 and it is anticipated that such firm will be similarly appointed to act in 2013.  The Audit Committee is solely responsible for the selection, retention, oversight and, when appropriate, termination of the Company’s independent registered public accounting firm.  Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire.  Such representatives are also expected to be available to respond to appropriate questions.

The fees to KPMG LLP for the fiscal years ended December 31, 2012, and 2011 were as follows:

	2012	2011
Audit Fees(1)	$381,778	$221,000
Audit-Related Fees	--	--
Tax Fees(2)	68,288	52,980
All Other Fees(3)	97,356	--
Total	$547,422	$273,980

(1)	Audit of annual financial statements, review of financial statements included in Forms 10-Q, review of registration statement and other services normally provided in connection with statutory and regulatory filings.
(2)	Tax consultations and tax return preparation including out-of-pocket expenses.
(3)	Information security readiness assessment and information security audit services.

The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm.  Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.  The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.  In 2012, the Audit Committee pre-approved all services provided by our independent registered public accounting firm, and no fees to the independent registered public accounting firm were approved pursuant to the de minimis exception under the Securities and Exchange Commission’s rules.

Expenses

The cost of soliciting proxies will be borne by the Company.  In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular associates of the Company.  Such individuals will not be paid any additional compensation for such solicitation.  The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Existing Stock.

The costs of evaluating the Recapitalization and of structuring and implementing the Recapitalization (including financial advisor fees, legal fees, transfer agent’s fees, NASDAQ fees, and printing and mailing costs) are expected to total approximately $700,000, the majority of which has already been incurred.

Multiple Shareholders Sharing the Same Address

Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and proxy statement.  Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered.  For future deliveries of annual reports to shareholders and/or proxy statements, shareholders may also request that we deliver multiple copies at a shared address to which a single copy of each document was delivered.  Shareholders sharing an address who are currently receiving multiple copies of the annual report to shareholders and/or proxy statement may also request delivery of a single copy. Shareholders may notify the Company of their requests by calling or writing Kevin R. Karas, Secretary, National Research Corporation, at (402) 475-2525 or 1245 Q Street, Lincoln, Nebraska 68508.

Special Note Regarding Forward-Looking Statements

Certain matters discussed in this proxy statement are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements can generally be identified as such because the context of the statement includes phrases such as the Company “believes,” “expects,” or other words of similar import.  Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements.  Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include, without limitation, the following factors:

•	The possibility of non-renewal of the Company’s client service contracts;

•	The Company’s ability to compete in its markets, which are highly competitive, and the possibility of increased price pressure and expenses;

•	The effects of an economic downturn;

•	The possibility of consolidation in the healthcare industry;

•	The impact of federal healthcare reform legislation or other regulatory changes;

•	The Company’s ability to retain its limited number of key clients;

•	The Company’s ability to attract and retain key managers and other personnel;

•	The possibility that the Company’s intellectual property and other proprietary information technology could be copied or independently developed by its competitors;

•	Regulatory developments; and

•
The factors set forth under the caption “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (which was filed with the Securities and Exchange Commission on March 1, 2013), as such section may be updated by Part II, Item 1A of the Company’s subsequently filed Quarterly Reports on Form 10-Q.

Shareholders, potential investors and other readers are urged to consider these and other factors in evaluating the forward-looking statements, and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included are only made as of the date of this proxy statement and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Shareholder Proposals

Proposals that shareholders of the Company intend to present at and have included in the Company’s proxy statement for the 2014 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), must be received by the Company by the close of business on December 11, 2013.  In addition, a shareholder who otherwise intends to present business at the 2014 annual meeting (including nominating persons for election as directors) must comply with the requirements set forth in the Company’s By-laws.  Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-laws, to the Secretary of the Company not less than 60 days and not more than 90 days prior to the second Wednesday in the month of April (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days).  Under the By-laws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals shareholders intend to present at the 2014 annual meeting but do not intend to include in the Company’s proxy statement for such meeting) prior to February 8, 2014, then the notice will be considered untimely and the Company will not be required to present such proposal at the 2014 annual meeting.  If the Board chooses to present such proposal at the 2014 annual meeting, then the persons named in proxies solicited by the Board for the 2014 annual meeting may exercise discretionary voting power with respect to such proposal.

Financial Information

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 10-K”), excluding the exhibits thereto, accompanies this proxy statement, but it is not deemed to be a part of the proxy soliciting material.  The exhibits to the 2012 10-K are available at no charge on the Securities and Exchange Commission’s website, www.sec.gov.  The Company will also provide a copy of the exhibits to the 2012 10-K upon the request of any beneficial owner of the Company’s securities as of the Record Date and reimbursement of the Company’s reasonable expenses.  Such request should be addressed to Kevin R. Karas, Secretary, National Research Corporation, at (402) 475-2525 or 1245 Q Street, Lincoln, Nebraska 68508.  The 2012 10-K contains consolidated financial statements of the Company.  The Company believes that its shareholders can exercise prudent judgment with respect to the decision whether to vote for the approval of the Amended and Restated Articles (and each of the Proposed Amendments contained therein) without reference to other financial statements of the Company.

By Order of the Board of Directors.
NATIONAL RESEARCH CORPORATION

Kevin R. Karas
Secretary

April 10, 2013

Appendix A

NOTE—Proposed deletions are shown as stricken through text and proposed additions are shown as double underscored text

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
NATIONAL RESEARCH CORPORATION

(Effective ______, __, 2013)

Pursuant to Section 180.1007 of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, these amended and restated articles of incorporation of the corporation (the “corporation”), which corporation is organized under Chapter 180 of the Wisconsin Statutes, supersede and take the place of the existing articles of incorporation of the corporation and any and all amendments thereto: ~~The undersigned, acting as the sole incorporator of a corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, hereby adopts the following articles of incorporation for the purpose of forming the corporation herein described (the “corporation”):~~

ARTICLE 1

The name of the corporation is National Research Corporation.

ARTICLE 2

The aggregate number of shares which the corporation shall have the authority to issue shall be One Hundred Forty-Two ~~Twenty-Two~~ Million (142 22,000,000) shares, consisting of:  (i) Sixty Million (60,000,000) shares of a class designated as “Class A Common Stock,” with a par value of $.001 per share; (ii) Eighty ~~Twenty~~ Million (80 ~~20~~,000,000) shares of a class designated as “Class B Common Stock,” with a par value of $.001 per share; and (iii) Two Million (2,000,000) shares of a class designated as “Preferred Stock,” with a par value of $.01 per share.  The Class A Common Stock and the Class B Common Stock are hereinafter sometimes referred to collectively as the “Common Stock.”

Upon these Amended and Restated Articles of Incorporation becoming effective pursuant to the Wisconsin Business Corporation Law (the “Effective Time”), and without any further action on the part of the corporation or its shareholders, each share of the corporation’s common stock, par value of $.001 per share, issued and outstanding or held by the corporation in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall automatically be reclassified, changed and converted into one-half (1/2) of one fully paid and nonassessable shares of Class B Common Stock, and certificates or “book-entry” entries previously representing shares of Old Common Stock shall be deemed to represent a like number of shares of Class B Common Stock into which such Old Common Stock shall have been reclassified, changed and converted pursuant to these Amended and Restated Articles of Incorporation.  Notwithstanding the foregoing, no fractional shares of Class B Common Stock shall be issued, and any shareholder who would otherwise be entitled to receive a fraction of a share of Class B Common Stock shall, in lieu of receiving such fractional share, be entitled to receive a cash payment equal to such fraction multiplied by the fair value of a share of Class B Common Stock as of the Effective Time, as determined in good faith by the Board of Directors of the corporation (which determination shall be final and binding on the corporation and each holder of Common Stock).

The designation, relative rights, preferences and limitations of the shares of each class and the authority of the Board of Directors of the corporation to establish and to designate series of Preferred Stock and to fix variations in the relative rights, preferences and limitations as between such series, shall be as set forth herein.

A.           Preferred Stock.

(1)           Series and Variations Between Series.  The Board of Directors of the corporation is authorized, to the full extent permitted under the Wisconsin Business Corporation Law and the provisions of this Section A, to provide for the issuance of the Preferred Stock in series, each of such series to be distinctively designated, and to have such redemption rights, dividend rights, rights on dissolution or distribution of assets, conversion or exchange rights, voting powers, designations, preferences and relative participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof as shall be provided by the Board of Directors of the corporation consistent with the provisions of this Article 2.

(2)           Dividends.  Before any dividends shall be paid or set apart for payment upon shares of Common Stock, the holders of each series of Preferred Stock shall be entitled to receive dividends at the rate (which may be fixed or variable) and at such times as specified in the particular series.  The holders of shares of Preferred Stock shall have no rights to participate with the holders of shares of Common Stock in any distribution of dividends in excess of the preferential dividends, if any, fixed for such Preferred Stock.

(3)           Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of shares of each series of Preferred Stock shall be entitled to receive out of the assets of the corporation in money or money’s worth the preferential amount, if any, specified in the particular series for each share at the time outstanding together with all accrued but unpaid dividends thereon, before any of such assets shall be paid or distributed to holders of Common Stock.  The holders of Preferred Stock shall have no rights to participate with the holders of Common Stock in the assets of the corporation available for distribution to shareholders in excess of the preferential amount, if any, fixed for such Preferred Stock.

(4)           Voting Rights.  The holders of Preferred Stock shall have only such voting rights as are fixed for shares of each series by the Board of Directors pursuant to this Section A or are provided, to the extent applicable, by the Wisconsin Business Corporation Law.

B.           Common Stock.

(1)           Equal Status.  Except as expressly provided in this Article 2, the Class A Common Stock and the Class B Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters, including the following:  if there should be any distribution of property, merger, consolidation, purchase or acquisition of property or stock, asset transfer, division, share exchange, recapitalization or reorganization of the corporation, the holders of the Class A Common Stock and the holders of Class B Common Stock shall receive the property, shares of stock, other securities or rights or other assets as would be issuable or payable upon such distribution, merger, consolidation, purchase or acquisition of such property or stock, asset transfer, division, share exchange, recapitalization or reorganization in proportion to the number of shares held by them, respectively, without regard to class.

(2)           Voting Rights.  Except as otherwise provided by the Wisconsin Business Corporation Law, and except as may be determined by the Board of Directors with respect to Preferred Stock pursuant to Section A of this Article 2, only the holders of Common Stock shall be entitled to vote for the election of directors of the corporation and for all other corporate purposes.  ~~Upon any such vote the holders of Common Stock shall, except as otherwise provided by law, be entitled to one vote for each share of Common Stock held by them respectively.~~  Voting power shall be divided between the Class A Common Stock and the Class B Common Stock as follows:  except as otherwise provided by the Wisconsin Business Corporation Law, the holders of Class A Common Stock and Class B Common Stock shall in all matters vote together as a single class, provided that the holders of Class A Common Stock shall have one-one-hundredth (1/100th) of one vote per share and the holders of Class B Common Stock shall have one vote per share.

(3)           Dividends.

(i)           Subject to the provisions of this Article 2, the Board of Directors of the corporation may, in its sole discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends or other distributions on the Common Stock.  Other than share distributions (as defined in and which are governed by Section B(3)(ii) of this Article 2) and liquidation rights (which are governed by Section B(5) of this Article 2), no dividend or other distribution shall be declared or paid on the Class B Common Stock unless a dividend is simultaneously declared and paid on the Class A Common Stock in an amount per share equal to one-sixth (1/6th) of the amount per share declared and paid on the Class B Common Stock; and no dividend or other distribution shall be declared or paid on the Class A Common Stock unless a dividend is simultaneously declared and paid on the Class B Common Stock in an amount per share equal to six (6) times the amount per share declared and paid on the Class A Common Stock.

(ii)           All shares of each class of Common Stock shall share equally on a per share basis in all dividends or other distributions payable in shares of Common Stock or any other securities of the corporation (including, without limitation, rights to purchase securities of the corporation) or of any other person (collectively, a "share distribution").  Share distributions may be declared and paid only as follows, and share distributions declared and paid as follows shall be deemed to be equal distributions for purposes of this Section B(3)(ii) of this Article 2:

(a)           Shares of one class of Common Stock (the “first class”) may be distributed on shares of that class, provided that there is declared and paid a simultaneous distribution of shares of the other class of Common Stock (the “second class”) to the holders of the second class, where such simultaneous distribution shall consist of a number of shares of the second class equal on a per share basis to the number of shares of the first class which are distributed to holders of the first class.

(b)           Notwithstanding Section B(3)(ii)(a) of this Article 2 and subject to any limitations of the Wisconsin Business Corporation Law or as set forth herein, shares of the first class may be distributed on shares of the second class, provided that there is declared and paid a simultaneous distribution of shares of the first class to holders of shares of the first class, which simultaneous distribution shall consist of a number of shares of the first class equal on a per share basis to the number of shares of the first class which are distributed to holders of the second class.

(c)           A share distribution consisting of shares of any class or series of securities of the corporation or any other person other than Class A Common Stock or Class B Common Stock (and other than securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A Common Stock or Class B Common Stock), on the basis of a distribution of one class or series of securities to holders of shares of Class A Common Stock and, on an equal per share basis, one class or series of securities to holders of shares of Class B Common Stock; provided that the securities so distributed (and, if applicable, the securities into which the distributed securities are convertible or for which they are exchangeable or which they evidence the right to purchase) do not differ in any respect other than their relative voting and dividend rights (which must be in proportion to the one to one-one-hundredth (1/100th) of one voting right and one to one-sixth (1/6th) dividend right provided for the Class B Common Stock and Class A Common Stock, respectively, in this Article 2) and any related differences in designation, conversion and share distribution provisions.

(4)           Limits on Reclassification, Subdivision or Combination.  No class of Common Stock may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for each outstanding class of Common Stock.

(5)           Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, after there shall have been paid to or set aside for the holders of Preferred Stock the full preferential amounts, if any, to which they are entitled, the holders of outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the corporation available for distribution to the holders of Common Stock.

(6)           Conversion.  Except as provided in this Section B(6) of this Article 2, neither the Class A Common Stock nor the Class B Common Stock shall be convertible into the other class of Common Stock.

(i)           All outstanding shares of Class A Common Stock may be converted into shares of Class B Common Stock on a share-for-share basis by resolution of the Board of Directors if, as a result of any statute, law, regulation, court order, legal process or rule or rule interpretation of a national securities exchange, either the Class A Common Stock or Class B Common Stock is, or both are, excluded from, or the Board of Directors determines that either the Class A Common Stock or Class B Common Stock is, or both are, subject to exclusion from, listing on the Nasdaq Stock Market or, if such shares are listed on another national securities exchange, from trading on the principal national securities exchange on which such securities are traded.  In making such determination, the Board of Directors may conclusively rely on any information or documentation available to it, including filings made with the Securities and Exchange Commission, any national securities exchange, stock market or any other governmental or regulatory agency or any written instrument purporting to be authentic.

(ii)           In the event of any such conversion of the Class A Common Stock, certificates or “book entry” entries which formerly represented outstanding shares of Class A Common Stock will thereupon and thereafter be deemed to represent a like number of shares of Class B Common Stock and all shares of Common Stock authorized by these Amended and Restated Articles of Incorporation shall be deemed to be shares of Class B Common Stock.

(7)           No Fractional Shares.  No fractional shares of Common Stock shall be issued in connection with any share distribution, stock split, reclassification, subdivision, combination or conversion of the Common Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors (which determination shall be final and binding on the corporation and each holder of Common Stock).

(8)           Reserved Shares.  The corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion, such number of shares of Class B Common Stock as shall be issuable upon the conversion of all of such then outstanding shares of Class A Common Stock pursuant to Section B(6)(i) of this Article 2; provided, however, that nothing contained herein shall be construed to preclude the corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class A Common Stock by delivering purchased shares of Class B Common Stock that are then being held as treasury stock.  If any shares of Common Stock required to be reserved for purposes of conversion hereunder require registration with or approval of any governmental authority under any Federal or state securities law before being issued upon conversion, the corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be.  The corporation will endeavor to list the shares of Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, if any, upon which the outstanding Common Stock is then listed at the time of such delivery.

C.           Preemptive Rights.  No holder of shares of any class of capital stock of the corporation shall have any preferential or preemptive right to acquire unissued shares of capital stock of the corporation or securities convertible into such shares or conveying a right to subscribe for or acquire shares.

ARTICLE 3

A.           General Powers, Number, Classification and Tenure of Directors.  The general powers, number, classification, tenure and qualifications of the directors of the corporation shall be as set forth in Sections 3.01 and 3.02 of Article III of the By-Laws of the corporation (and as such Sections shall exist from time to time).  Such Sections 3.01 and 3.02 of the By-Laws, or any provision thereof, may only be amended, altered, changed or repealed by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class; provided, however, that the Board of Directors, by resolution adopted by the Requisite Vote (as hereinafter defined), may amend, alter, change or repeal Sections 3.01 and 3.02 of the By-Laws, or any provision thereof, without a vote of the shareholders.  As used herein, the term “Requisite Vote” shall mean the affirmative vote of at least two-thirds of the directors then in office plus one director, but in no case more than all of the directors then in office.

B.           Removal of Directors.  Any director may be removed from office, but only for Cause (as hereinafter defined) by the affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of stock of the voting group of shareholders that elected the director to be removed; provided, however, that if the Board of Directors by resolution adopted by the Requisite Vote shall have recommended removal of a director, then the shareholders may remove such director from office without Cause by a majority vote of such outstanding shares.  As used herein, “Cause” shall exist only if the director whose removal is proposed (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duties to the corporation in a matter which has a material adverse effect on the business of the corporation and such adjudication is no longer subject to direct appeal.

C.           Vacancies.  Any vacancy occurring in the Board of Directors, including a vacancy created by the removal of a director or an increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum of the Board of Directors; provided, however, that if the vacant office was held by a director elected by a voting group of shareholders, only the remaining directors elected by that voting group shall fill the vacancy.  For purposes of this Article 3, a director elected by directors to fill a vacant office pursuant to this Section C shall be deemed to be a director elected by the same voting group of shareholders that elected the director(s) who voted to fill the vacancy.  Any director elected pursuant to this Section C shall serve until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.

D.           Amendments.

(1)           Notwithstanding any other provision of these Amended and Restated Articles of Incorporation, the provisions of this Article 3 may be amended, altered, changed or repealed only by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class.

(2)           Notwithstanding the foregoing and any provisions in the By-Laws of the corporation, whenever the holders of any one or more series of Preferred Stock issued by the corporation pursuant to Article 2 hereof shall have the right, voting separately as a class or by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Preferred Stock applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by the terms of the applicable series.

ARTICLE 4

The name and address of the corporation’s initial director is:

Michael D. Hays	1033 “O” Street
Lincoln, Nebraska 68508

ARTICLE 5

The By-Laws of the corporation may limit the authority of the shareholders of the corporation to call a special meeting of shareholders to the fullest extent permitted by the Wisconsin Business Corporation Law.

ARTICLE 6

The address of the corporation’s initial registered office is 777 East Wisconsin Avenue, Suite 3800, Milwaukee, Wisconsin  53202-5367.  The name of the corporation’s initial registered agent at such address is F&L Corp., a Wisconsin corporation.

ARTICLE 7

The name and address of the sole incorporator of the corporation is Russell E. Ryba, Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin  53202-5367.

ARTICLE 8

These Amended and Restated Articles of Incorporation may be amended solely as authorized herein and by law at the time of amendment.

ARTICLE 9

A.           Business Combinations Within Three Years of the Stock Acquisition Date.

In addition to any affirmative vote otherwise required by law, the By-Laws of the corporation, these Amended and Restated Articles of Incorporation or the terms of any series of Preferred Stock, and except as otherwise expressly provided in Section C of this Article 9, the corporation may not engage in a Business Combination (as hereinafter defined) with an Interested Shareholder (as hereinafter defined) for three (3) years after the Interested Shareholder’s Stock Acquisition Date (as hereinafter defined) unless the Board of Directors of the corporation has approved by resolution, before the Interested Shareholder’s Stock Acquisition Date, that Business Combination or the purchase of Stock (as hereinafter defined) made by the Interested Shareholder on that Stock Acquisition Date.

B.           Business Combinations More Than Three Years After the Stock Acquisition Date.

Except as otherwise expressly provided in Section C of this Article 9, at any time after the three-year period described in Section A of this Article 9, the corporation may engage in a Business Combination with an Interested Shareholder but only if, in addition to any affirmative vote otherwise required by law, the By-Laws of the corporation, these Amended and Restated Articles of Incorporation or the terms of any series of Preferred Stock, any of the following conditions is satisfied:

(1)           The Board of Directors of the corporation has approved, before the Interested Shareholder’s Stock Acquisition Date, the purchase of Stock made by the Interested Shareholder on that Stock Acquisition Date.

(2)           The Business Combination is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding Voting Stock (as hereinafter defined) not beneficially owned by the Interested Shareholder at a meeting called for that purpose.

(3)           The Business Combination meets all of the following conditions:

(i)           Holders of all outstanding shares of Stock of the corporation not beneficially owned by the Interested Shareholder are each entitled to receive per share an aggregate amount of cash and the market value, as of the Consummation Date (as hereinafter defined), of noncash consideration at least equal to the higher of the following:

(a)           The highest of:  the market value per share on the Announcement Date (as hereinafter defined) with respect to the Business Combination, the market value per share on the Interested Shareholder’s Stock Acquisition Date, the highest price per share paid by the Interested Shareholder, including brokerage commissions, transfer taxes and soliciting dealers’ fees, for shares of the same class or series within the three (3) years immediately before and including the Announcement Date of the Business Combination or the highest price per share paid by the Interested Shareholder, including brokerage commissions, transfer taxes and soliciting dealers’ fees, for shares of the same class or series within the three (3) years immediately before and including the Interested Shareholder’s Stock Acquisition Date; plus, in each case, interest compounded annually from the earliest date on which that highest per share acquisition price was paid or the per share market value was determined, through the Consummation Date, at the rate for one-year U.S. Treasury obligations from time to time in effect; less the aggregate amount of any cash and the market value, as of the dividend payment date, of any noncash dividends paid per share since that date, up to the amount of that increase.

(b)           The highest preferential amount per share, if any, to which the holders of shares of that class or series of Stock are entitled upon the voluntary or involuntary liquidation of the corporation, plus the aggregate amount of dividends declared or due which those holders are entitled to before payment of dividends on another class or series of Stock, unless the aggregate amount of those dividends is included in the preferential amount.

(ii)           The form of consideration to be received by holders of each particular class or series of outstanding Stock in the Business Combination is in cash or, if the Interested Shareholder holds previously acquired shares of that class or series, the same form as the Interested Shareholder previously used to acquire the largest number of shares of that class or series.

C.           Excluded Transactions.

The provisions of this Article 9 shall not apply to any of the following:

(1)           A Business Combination of the corporation with an Interested Shareholder if the corporation did not have a class of Voting Stock registered or traded on a national securities exchange or registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on the Interested Shareholder’s Stock Acquisition Date.

(2)           A Business Combination of the corporation with an Interested Shareholder which became an Interested Shareholder inadvertently, if the Interested Shareholder satisfies both of the following:

(i)           As soon as practicable divests itself of a sufficient amount of the Voting Stock of the corporation so that the Interested Shareholder is no longer the beneficial owner of at least 10% of the voting power of the outstanding Voting Stock of the corporation, or a Subsidiary of the corporation (as hereinafter defined).

(ii)           Would not at any time within the three (3) years before the Announcement Date with respect to the Business Combination in question have been an Interested Shareholder except for the inadvertent acquisition.

D.           Definitions.

For the purposes of this Article 9:

(1)           “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a specified person.

(2)           “Announcement Date” shall mean the date of the first public announcement of a final, definitive proposal for a Business Combination.

(3)           “Associate” of a person shall mean any of the following:

(i)           A corporation or organization of which the person is an officer, director or partner or is the beneficial owner of at least 10% of any class of Voting Stock.

(ii)           A trust or other estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity.

(iii)           Individually, or with or through any of the person’s Affiliates or Associates, directly or indirectly has the right to vote the Stock pursuant to a written or unwritten agreement, arrangement or understanding, except that a person is not the Beneficial Owner of Stock under this subsection if the agreement, arrangement or understanding to vote that Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made in accordance with the applicable regulations under the Exchange Act and is not reportable under the report required under 17 CFR 240.13d-1(1)(a) or a comparable or successor report.

(iv)           Has a written or unwritten agreement, arrangement or understanding with another person that is directly or indirectly a Beneficial Owner, or whose Affiliates or Associates are direct or indirect Beneficial Owners, of the Stock, if the agreement, arrangement or understanding is for the purpose of acquiring, holding, disposing of or voting the Stock, unless the voting is pursuant to a revocable proxy or consent described in subsection (iii) above.

Notwithstanding the foregoing, a person is not the direct or indirect Beneficial Owner of Stock tendered pursuant to a tender or exchange offer which is made by that person or an Affiliate or Associate of that person until the tendered Stock is accepted for purchase or exchange.

(4)           “Business Combination” means any of the following:

(i)           A merger or share exchange of the corporation or any Subsidiary of the corporation with any of the following:

(a)           An Interested Shareholder.

(b)           A corporation, whether or not it is an Interested Shareholder, which is, or after a merger or share exchange would be, an Affiliate or Associate of an Interested Shareholder.

(ii)           A sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder of assets of the corporation or a Subsidiary of the corporation if those assets meet any of the following conditions:

(a)           Have an aggregate market value equal to at least 5% of the aggregate market value of all the assets, determined on a consolidated basis, of the corporation.

(b)           Have an aggregate market value equal to at least 5% of the aggregate market value of all the outstanding Stock of the corporation.

(c)           Represent at least 10% of the earning power or income, determined on a consolidated basis, of the corporation.

(iii)           The issuance or transfer by the corporation or a Subsidiary of the corporation, in one transaction or a series of transactions, of any Stock of the corporation or a Subsidiary of the corporation if all of the following conditions are satisfied:

(a)           The stock has an aggregate market value equal to at least 5% of the aggregate market value of all of the outstanding Stock of the corporation.

(b)           The Stock is issued or transferred to an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder, except for Stock of the corporation or such Subsidiary issued or transferred pursuant to the exercise of warrants, rights or options to purchase such Stock offered, or a dividend paid, or distribution made, proportionately to all holders of Stock of the corporation.

(iv)           The adoption of a plan or proposal for the liquidation or dissolution of the corporation which is proposed by, on behalf of, or pursuant to a written or unwritten agreement, arrangement or understanding with, an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder.

(v)           Any of the following, if the direct or indirect effect is to increase the proportionate share of the outstanding Stock of a class or series of securities convertible into Voting Stock of the corporation or a Subsidiary of the corporation beneficially owned by the Interested Shareholder of an Affiliate or Associate of the Interested Shareholder, unless the increase is the result of immaterial changes due to fractional share adjustment:

(a)           A reclassification of securities, including, without limitation, a stock split, stock dividend or other distribution of Stock in respect of Stock, or reverse stock split.

(b)           A recapitalization of the corporation.

(c)           A merger or share exchange of the corporation with a Subsidiary of the corporation.

(d)           Any other transaction, whether or not with, into or involving the Interested Shareholder, which is proposed by, on behalf of, or pursuant to a written or unwritten agreement, arrangement or understanding with, the Interested Shareholder or an Affiliate or Associate or the Interested Shareholder.

(vi)           Receipt by an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder of the direct or indirect benefit of a loan, advance, guarantee, pledge or other financial assistance or a tax credit or other tax advantage provided by or through the corporation or any Subsidiary of the corporation, unless the Interested Shareholder receives the benefit proportionately as a holder of Stock of the corporation.

(5)           “Consummation Date” means the date of consummation of a Business Combination.

(6)           “Control”, “controlled by” or “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, except as provided in the next sentence, by contract, or otherwise.  “Control” of a corporation is not established for purposes of this Article 9 if a person, in good faith and not for the purpose of circumventing this Article 9, holds voting power as an agent, bank, broker, nominee, custodian or trustee for one or more beneficial owners who do not individually or as a group have control of the corporation.  For purposes of this Article 9, a person’s beneficial ownership of at least 10% of the voting power of a corporation’s outstanding Voting Stock creates a presumption that the person has control of the corporation.

(7)           (i)  “Interested Shareholder,” with respect to the corporation, means a person other than the corporation or a Subsidiary of the corporation that meets any of the following conditions:

(a)           Is the beneficial owner of at least 10% of the voting power of the outstanding Voting Stock of the corporation.

(b)           Is an Affiliate or Associate of the corporation and at any time within three (3) years immediately before the date in question was the beneficial owner of at least 10% of the voting power of the then outstanding Voting Stock of the corporation.

(ii)           For the purpose of determining whether a person is an Interested Shareholder, the number of shares of Voting Stock of the corporation considered outstanding includes shares beneficially owned by the person but does not include any other unissued shares of Voting Stock of the corporation which may be issuable pursuant to an agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(8)           “Stock” means any of the following:

(i)           Shares, stock or similar security, certificate of interest, participation in a profit sharing agreement, voting trust certificate, or certificate of deposit for any of the items described herein.

(ii)           Security which is convertible, with or without consideration, into stock, or any warrant, call or other option or privilege of buying stock, or any other security carrying a right to acquire, subscribe to or purchase stock.

(9)           “Stock Acquisition Date”, with respect to any person, means the date that that person first becomes an Interested Shareholder of the corporation.

(10)           “Subsidiary of the corporation” shall mean any other corporation of which Voting Stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the corporation.

(11)           “Voting Stock” means capital stock of a corporation entitled to vote generally in the election of directors.

E.           Determination of Market Value.

For purposes of this Article 9, the market value of Stock or other property other than cash or Stock is determined as follows:

(1)           In the case of Stock generally, by:

(i)           The highest closing sale price during the thirty (30) days immediately before the date in question of a share of that class or series of Stock on the composite tape for stocks listed on the New York Stock Exchange, or, if that class or series of Stock is not quoted on the composite tape or if that class or series of Stock is not listed on the New York Stock Exchange, on the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended, or the Nasdaq National Market of The Nasdaq Stock Market, or any similar system then in use, on which that class or series of Stock is listed.

(ii)           If that class or series of Stock is not listed on an exchange or system described above, the highest closing bid quotation for a share of that class or series of Stock during the thirty (30) days immediately before the date in question on The Nasdaq Stock Market, or any similar system then in use.

(2)           In the case of property other than cash or Stock (except for Stock not traded as provided above), the fair market value of the property or Stock on the date in question as determined in good faith by the Board of Directors of the corporation.

F.           Fiduciary Obligations.

Nothing contained in this Article 9 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

G.           Amendment.

Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or any provision of law that might permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by the Wisconsin Business Corporation Law, these Amended and Restated Articles of Incorporation or the terms of any series of Preferred Stock, the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding Voting Shares, voting as a single class, shall be required to amend, alter, change, repeal, or adopt any provision inconsistent with this Article 9.

ARTICLE 10

Sections 180.1130 to 180.1134 and 180.1150 of the Wisconsin Business Corporation Law as in effect on the date hereof, and as such Sections may be amended from time to time, shall apply to this corporation as if it were an “issuing public corporation” subject to such Sections.  Notwithstanding any other provision of these Amended and Restated Articles of Incorporation, the provisions of this Article 10 may be amended, altered, changed or repealed only by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class.

Appendix B

March 5, 2013

Special Committee of Board of Directors
National Research Corporation
1245 Q Street
Lincoln, Nebraska 68508

Members of the Special Committee:

We understand that the Special Committee of Independent Directors (the “Special Committee”) of National Research Corporation (the “Company”) is evaluating a proposed common stock recapitalization, including a special common stock dividend and reverse stock split whereby the Company would (i) designate its existing class of common stock as Class B common stock, (ii) create a new class of common stock designated as Class A common stock with one one-hundredth (1/100) of a vote per share and rights to one-sixth (1/6) of the dividends paid on Class B common stock, (iii) distribute to the holders of Class B Common stock in the form of a stock dividend three (3) shares of Class A common stock for each outstanding share of Class B common stock, and (iv) effect a one-for-two reverse stock split of the Class B common stock (the “Proposed Transaction”).

You have asked us whether, in our opinion, as of the date hereof, the Proposed Transaction is fair, from a financial point of view, to the minority shareholders of the Company. For purposes of this opinion, the term “minority shareholders” means the holders of Company common stock outstanding prior to the effective date of the Proposed Transaction and excludes shares held by the Company’s Chief Executive Officer and certain trusts and other donees who have received gifts of common stock from him.

We understand the Company intends to list the Class A common stock on the Nasdaq Global Select Market, and that fractional interest in Class B common stock resulting from the reverse stock split portion of the Proposed Transaction will be settled in cash based on a pro forma fair market value of the Class B common stock utilizing the Company’s market capitalization (based on the last sale price and shares outstanding on the effective date) and adjusting for the stock dividend and reverse stock split. We have also discussed with the Company certain strategic capital initiatives that are planned following the Proposed Transaction. For purposes of this opinion, we have assumed that the Proposed Transaction will occur in compliance with all laws, rules and regulations applicable to the Company, including but not limited to Nasdaq listing standards and the Wisconsin Business Corporation Law, and that all planned strategic capital initiatives will be fair from a financial point of view to the minority shareholders.

We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We were retained to render an opinion to the Special Committee in connection with the Proposed Transaction. We will receive a fee for providing this opinion, which is not contingent upon consummation of the Proposed Transaction or the conclusion reached in this opinion. The Company has also reimbursed our prior expenses and agreed to reimburse our current expenses and indemnify us against certain liabilities in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities.

In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have: (i) reviewed summaries of the Proposed Transaction, as were submitted to the Special Committee; (ii) reviewed the proposed Amended and Restated Articles of Incorporation that will be submitted to the Company’s shareholders relating to the Proposed Transaction; (iii) reviewed certain business, financial and other information and data with respect to the Company publicly available or made available to us from internal records of the Company; (iv) reviewed certain internal information of the Company and other data relating to the implications and benefits anticipated to result from the Proposed Transaction, furnished to us by the management of the Company; (v) reviewed the reported prices and trading activity of Company common stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly traded companies deemed by us to be comparable to the Company; (vii) reviewed the financial terms, to the extent publicly available, of certain transactions that we believe to be comparable to the Proposed Transaction; and (viii) reviewed certain publicly available information with respect to other publicly-traded companies that have a class or series of stock with voting and dividend rights comparable to the Company’s voting and dividend rights as a result of the Proposed Transaction. In addition, we have made inquiries regarding and discussed the Proposed Transaction and other matters related thereto with the Special Committee, the Company’s management and outside advisors, including its legal counsel. As part of our analysis, we have evaluated the Proposed Transaction versus the status quo. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion.

We have conducted our review and rendered our opinion based upon information supplied by the Company or publicly available information, and portions of the information herein may be based upon certain statements and estimates provided by the Company. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information and assume no responsibility for and express no view as to the assumptions on which they are based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company, including the tax effect of the Proposed Transaction, and are not providing any tax, accounting, actuarial, legal or other specialist advice.

We have assumed that the terms of the Proposed Transaction will be substantially similar to the latest summary reviewed by us, without modification of material terms or conditions. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Proposed Transaction will be obtained in a manner that will not adversely affect the Company or the trading of the Company’s common stock, or alter the terms of the Proposed Transaction, and that the Proposed Transaction will not violate applicable laws, rules or regulations.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, have not been furnished with any such appraisals or valuations, have not conducted any appraisal concerning the solvency, fair value or capital surplus of the Company, and have made no physical inspection of the property or assets of the Company. We express no opinion regarding the liquidation value of any entity. The analyses we performed in connection with this opinion were going concern analyses of an entity. We were not requested to opine, and no opinion is hereby rendered, as to whether any analyses of an entity, other than as a going concern, is appropriate in the circumstances and, accordingly, we have performed no such analyses.

We have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which the Company or its affiliates is a party or may be subject and at the Company’s direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters. No company or transaction used in any analysis for purposes of comparison is identical to the Company or the Proposed Transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company and the Proposed Transaction were compared and other factors that could affect the public trading value or other value measurements of the Company.

The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of the Company have traded or such stock may trade following announcement of the Proposed Transaction or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is furnished pursuant to our engagement letter dated January 23, 2013. This opinion is solely for the benefit of the Special Committee in connection with its consideration of the Proposed Transaction, and is not intended to be and does not constitute any recommendation or advice to any shareholder of the Company. This opinion shall not be relied upon by any other person, published or otherwise used, nor shall any public references to us be made, without our prior written approval. This opinion has been approved by the Craig-Hallum fairness opinion committee.

This opinion addresses solely the fairness, from a financial point of view, to the minority shareholders of the Company of the Proposed Transaction and does not address any other terms or agreement relating thereto. We have not been asked to express, nor are we expressing, an opinion, as to the relative merits of the Proposed Transaction as compared to any alternative transaction that might exist or the effect of any other transaction in which the Company might engage. However, we have taken into consideration a comparison of the Proposed Transaction with the status quo. Our opinion relates to the Proposed Transaction and does not imply any conclusion as to what the relative values of the Company’s proposed Class A common stock actually will be, if and when issued in connection with the Proposed Transaction, or the prices at which Class B common stock will trade (privately or publicly), following the consummation of the Proposed Transaction. We understand the Company may suspend payment of cash dividends in connection with the Proposed Transaction and we express no opinion with respect to such suspension. Our opinion does not address the underlying business decision of the Company to effect the Proposed Transaction. We do not express any view on, and our opinion does not address, any other term or aspect of any agreement or instrument entered into, issued or amended in connection with the Proposed Transaction, including, without limitation, the fairness of the Proposed Transaction to, or any consideration received in connection therewith by any creditors, or other constituencies of the Company.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Proposed Transaction is fair, from a financial point of view, to the minority shareholders of the Company.

Sincerely,

PROXY

▪ PLEASE SIGN, DATE AND RETURN USING THE ENVELOPE PROVIDED ▪

NATIONAL RESEARCH CORPORATION
2013 ANNUAL MEETING OF SHAREHOLDERS
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael D. Hays and Kevin R. Karas, and each of them, as Proxies with the power of substitution (to act jointly or if only one acts then by that one) and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of National Research Corporation (the “Company”) held of record by the undersigned on March 13, 2013, at the Annual Meeting of Shareholders to be held on May 9, 2013, or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted “FOR” the election of the Board’s nominee, “FOR” each of the sub-proposals comprising the proposal to approve an amendment and restatement of the Company’s articles of incorporation  (the “Articles”) and “FOR” approval of the compensation of our named executive officers as disclosed in the accompanying proxy statement.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE FOR DIRECTOR, “FOR” SUB-PROPOSALS 2A and 2B AND “FOR” PROPOSAL 3.

1. ELECTION OF DIRECTOR:	1. Gail L. Warden (Term expiring at the 2016 Annual Meeting)
☐FOR the nominee listed above.	☐WITHHOLD AUTHORITY to vote for the nominee listed above.

2A. AMENDMENT AND RESTATEMENT OF THE ARTICLES TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF ALL CLASSES OF CAPITAL STOCK FROM 22,000,000 TO 142,000,000, CONSISTING OF: (i) 60,000,000 SHARES OF CLASS A COMMON STOCK; (ii) 80,000,000 SHARES OF CLASS B COMMON STOCK; AND (iii) 2,000,000 SHARES OF PREFERRED STOCK; AND TO ESTABLISH THE RIGHTS, PREFERENCES AND PRIVILEGES OF, AND THE RESTRICTIONS ON, THE CLASS A COMMON STOCK AND THE CLASS B COMMON STOCK:

☐FOR	☐AGAINST	☐ABSTAIN
2B.AMENDMENT AND RESTATEMENT OF THE ARTICLES TO RECLASSIFY EACH SHARE OF THE COMPANY’S EXISTING COMMON STOCK AS ONE-HALF (1/2) OF ONE SHARE OF CLASS B COMMON STOCK:
☐FOR	☐AGAINST	☐ABSTAIN
3. ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT:
☐FOR	☐AGAINST	☐ABSTAIN
Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Check appropriate box indicating changes below: Address Change? ☐ Name Change? ☐	Date__________________, 2013 NO. OF SHARES __________

☐ Please check this box if you plan to attend the Annual Meeting. Number of persons attending: _____.	__________________________________________________ (Registered Owner) __________________________________________________ (Registered Owner if held jointly)

Signature(s) in Box
Please sign exactly as name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

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